UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

AMENDMENT NO. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

EXCEED WORLD, INC.

(Exact name of registrant as specified in its charter)

Date: June 30, 2020

Delaware	8200	98-1339955
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

1-2-38-6F, Esaka-cho,

Suita-shi, Osaka 564-0063, Japan

ceo.exceed.world@gmail.com

Telephone: +81-6-6339-4177

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Please send copies of all correspondence to:

NewRev General Counsel, LLC

8547 E. Arapahoe Road #J453

Greenwood Village, CO 80112

TELEPHONE: (303) 953-4245

Email: conn.flanigan@newrevgc.com

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |_|	Accelerated filer |_|
Non-accelerated filer |X|	Smaller reporting company |X| Emerging Growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock, $0.0001 par value	3,000,000	$0.09	$270,000	$35.046

(1) The offering price has been arbitrarily determined by the Company and affiliated parties and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES BEING REGISTERED HEREIN MAY NOT BE SOLD UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THERE IS NO MINIMUM PURCHASE REQUIREMENT FOR THE OFFERING TO PROCEED.

PRELIMINARY PROSPECTUS

EXCEED WORLD, INC.

3,000,000 SHARES OF COMMON STOCK

$0.0001 PAR VALUE PER SHARE

As of the date of this Prospectus, our shares are quoted on the OTC Pink under the stock symbol “EXDW”.

In this public offering our selling shareholders are offering 3,000,000 shares of our common stock.  We will not receive any of the proceeds from the sale of shares by the selling shareholders. Rather our selling shareholders will receive any and all proceeds from this offering. There is no minimum number of shares required to be purchased by each investor. Additionally, there is no guarantee that a public market will ever develop and you may be unable to sell your shares.

This primary offering will automatically terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this Prospectus, unless extended by our directors for an additional 90 days. We may however, at our discretion terminate the offering at any time.

SHARES OFFERED	PRICE TO	SELLING AGENT	PROCEEDS TO THE SELLING
BY SELLING SHAREHOLDERS	PUBLIC	COMMISSIONS	SHAREHOLDERS
Per Share	$0.09	Not applicable	$0.09
Minimum Purchase	None	Not applicable	Not applicable
Total (3,000,000 shares)	$270,000	Not applicable	$270,000.00

Currently, our Chief Executive Officer Tomoo Yoshida directly owns approximately 4.3% of the voting power of our outstanding capital stock, and Force Internationale Limited, a Cayman Island Company (“Force Internationale”), of which Mr. Yoshida also owns and controls, owns approximately 84.4% of the voting power of our outstanding capital stock. After the offering, assuming all of the shares that are being registered herein of Force Internationale are sold, Mr. Yoshida and Force Internationale will have the ability to collectively control approximately 79.5% of the voting power of our outstanding capital stock.

The Company estimates the costs of this offering at $67,000. All expenses incurred in this offering are being paid for by the Company. If the Company has insufficient funds to do so, it will rely upon funds provided by the Company’s Chief Executive Officer, Tomoo Yoshida. Mr. Yoshida has no legal obligation to provide the Company funds.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT.  PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Our selling shareholders are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

The date of this prospectus is June 30, 2020.

PROSPECTUS SUMMARY

In this Prospectus, “Exceed World, the “Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our,’’ refer to Exceed World, Inc., unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending September 30. Unless otherwise indicated, the term ‘‘common stock’’ refers to shares of the Company’s common stock.

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis” section in this Prospectus.

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors” beginning on Page 4, and the financial statements in their entirety, before making an investment decision.

All dollar amounts refer to US dollars unless otherwise indicated.

The Company

The Company is an education service provider in Japan and it offers a range of e-learning education programs as well as supporting services to complement such education programs through an internet platform named “Force Club” (“Force Club”), which was launched in 2007. The Company has offered e-learning programs through Force Club, all of which were procured from independent third-party software developers, including pre-school learning resources, learning resources supplementing elementary school, junior high school and senior high school curriculum, preparation courses for university entrance examinations and professional qualification examinations, and English learning, appealing to a diverse customer base from pre-school children to students and adult learners. The e-learning programs of Force Club mainly serve as supplemental learning resources and self-learning tools for students and adult learners.

The Company was originally incorporated with the name Brilliant Acquisition, Inc., under the laws of the State of Delaware on November 25, 2014, with an objective to acquire, or merge with, an operating business. On January 12, 2016, Thomas DeNunzio of 780 Reservoir Avenue, #123, Cranston, RI 02910, the sole shareholder of the Company, entered into a Share Purchase Agreement with e-Learning Laboratory Co., Ltd. (“e-Learning”). Pursuant to the Agreement, Mr. DeNunzio transferred to e-Learning, 20,000,000 shares of our common stock which represents all of our issued and outstanding shares. Following the closing of the share purchase transaction, e-Learning gained a 100% interest in the issued and outstanding shares of our common stock and became the controlling shareholder of the Company.

On January 12, 2016, the Company changed its name to Exceed World, Inc. and filed with the Delaware Secretary of State, a Certificate of Amendment. On January 12, 2016, Mr. Thomas DeNunzio resigned as our Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer. Also, on January 12, 2016, Mr. Tomoo Yoshida was appointed as our Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer.

On February 29, 2016, the Company entered into a Stock Purchase Agreement with Tomoo Yoshida, our Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer. Pursuant to this Agreement, Tomoo Yoshida transferred to Exceed World, Inc., 10 shares of the common stock of E&F Co., Ltd., a Japan corporation (“E&F”), which represents all of its issued and outstanding shares in consideration of $4,835 (JPY 500,000). Following the effective date of the share purchase transaction on February 29, 2016, Exceed World, Inc. gained a 100% interest in the issued and outstanding shares of E&F’s common stock and E&F became a wholly owned subsidiary of Exceed World. On August 4, 2016, the E&F changed its name to School TV Co., Ltd (“School TV”) and filed with the Legal Affairs Bureau in Osaka, Japan.

On April 1, 2016, e-Learning entered into stock purchase agreements with 7 Japanese individuals. Pursuant to these agreements, e-Learning sold 140,000 shares of common stock in total to these individuals and received $270 as aggregate consideration. Each paid JPY0.215 per share. At the time of purchase the price paid per share by each was the equivalent of about $0.002. This sale of shares was exempt from registration in accordance with Regulation S of the Securities Act of 1933, as amended ("Regulation S") because the above sales of the stock were made to non-U.S. persons as defined under Rule 902 section (k)(2)(i) of Regulation S, pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

On August 1, 2016, the Company changed its fiscal year end from November 30 to September 30.

On August 9, 2016, e-Learning entered into stock purchase agreements with 33 Japanese individuals. Pursuant to these agreements, e-Learning sold 3,300 shares of common stock in total to these individuals and received $330 as aggregate consideration. Each paid JPY10 per share. At the time of purchase the price paid per share by each shareholder was the equivalent to about $0.1. These shares were sold pursuant to the Company’s effective S-1 Registration Statement deemed effective on July 20, 2016 at 4pm EST.

On October 28, 2016, the Company, with the approval of its board of directors and its majority shareholders by written consent in lieu of a meeting, authorized the cancellation of shares owned by e-Learning. e-Learning consented to the cancellation of shares. The total number of shares cancelled was 19,000,000 shares which was comprised of 16,500,000 restricted common shares and 2,500,000 free trading shares.

On October 28, 2016, every one (1) share of common stock, par value $.0001 per share, of the Company issued and outstanding was automatically reclassified and changed into twenty (20) shares fully paid and non-assessable shares of common stock of the Company, par value $.0001 per share. (“20-for-1 Forward Stock Split”) No fractional shares were issued. The authorized number of shares, and par value per share, of common stock are not affected by the 20-for-1 Forward Stock Split.

During July 2017 and August 2017, e-Learning entered into stock purchase agreements with 24 Japanese individuals. Pursuant to these agreements, e-Learning sold 2,240,000 shares of its common stock in total to these individuals and received $38,263 as aggregate consideration.

On September 26, 2018, Force Internationale Limited, a Cayman Island limited company (“Force Internationale”) entered into a Share Purchase Agreement with its wholly-owned subsidiary, e-Learning Laboratory Co., Ltd., a Japan corporation (“e-Learning”) and 74.5% owner of the Company. Under this Share Purchase Agreement, e-Learning transferred its 74.5% interest in the Company to Force Internationale. As consideration for this transfer, Force Internationale paid $26,000.00 to e-Learning. Immediately subsequent, the Company entered into a Share Purchase Agreement with Force Internationale, to acquire 100% of Force International Holdings Limited, a Hong Kong limited company (“Force Holdings”) and 100% direct owner of e-Learning. In consideration of this agreement, the Company issued 12,700,000 common shares to Force Internationale. The result of these transaction is that Force Internationale is a 84.4% owner of the Company, the Company is a 100% owner of Force Holdings, and Force Holdings is a 100% owner of e-Learning. Prior to the Share Purchase Agreements, Force Internationale was an indirect owner of 74.5% of the Company and subsequent to the Share Purchase Agreements, Force Internationale is a direct owner of 84.4% of the Company. The Share Purchase Agreements were approved by the boards of directors of each of the Company, Force Internationale, Force Holdings, and e-Learning.

On December 6, 2018, the Company entered into a share contribution agreement (the “Contribution Agreement”) with Force Internationale. Under this Agreement, the Company transferred 100% of the equity interest of School TV Co., Ltd. ("School TV"), to Force Internationale without consideration. This Contribution Agreement was approved by the board of directors of the Company, Force Internationale and School TV. Upon the completion of the disposal, School TV was deconsolidated from the Company's consolidated financial statements. Pursuant to the Contribution Agreement, the Company no longer has any interest in the previous businesses related to the sale and distribution of health related products, the promotion of third party consumer goods and services, and a RE/MAX realtor business in Kanagawa, Okinawa, and Tokyo, Japan.

Currently, we own the following affiliated entities:

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Force International Holdings Limited	Hong Kong
e-Learning Laboratory Co., Ltd.	Japan
e-Communications Co., Ltd.	Japan

* The following chart illustrates the structure of our consolidated affiliated entities:

Tomoo Yoshida
Keiichi Koga
55.7%
39.6%
4.3%
4.3%
Force Internationale Limited,
a Cayman Island limited company
84.4%
Exceed World, Inc.,
a Delaware Corporation
100%
Force International Holdings Limited,
a Hong Kong limited company
100%
e-Learning Laboratory Co., Ltd.,
a Japan Corporation
100%
e-Communications Co., Ltd.
a Japan Corporation

The Company is electing to not opt out of JOBS Act extended accounting transition period.  This may make its financial statements more difficult to compare to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company’s financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

·	be temporarily exempted from the internal control audit requirements Section 404(b) of the Sarbanes-Oxley Act;

·	be temporarily exempted from various existing and forthcoming executive compensation-related disclosures, for example: “say-on-pay”, “pay-for-performance”, and “CEO pay ratio”;

·	be temporarily exempted from any rules that might be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or supplemental auditor discussion and analysis reporting;

·	be temporarily exempted from having to solicit advisory say-on-pay, say-on-frequency and say-on-golden-parachute shareholder votes on executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended;

·	be permitted to comply with the SEC’s detailed executive compensation disclosure requirements on the same basis as a smaller reporting company; and,

·	be permitted to adopt any new or revised accounting standards using the same timeframe as private companies (if the standard applies to private companies).

Our company will continue to be an emerging growth company until the earliest of:

·	the last day of the fiscal year during which we have annual total gross revenues of $1 billion or more;

·	the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act;

·	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

·	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

Our principal executive offices are located at 1-1-36, 1-2-38-6F, Esaka-cho, Suita-shi, Osaka 564-0063, Japan. Our phone number is +81-6-6339-4177.

The Company has elected September 30th as its fiscal year end.

The Company estimates the costs of this offering at $67,000. All expenses incurred in this offering are being paid for by the Company. If the Company has insufficient funds to do so, it will rely upon funds provided by the Company’s Chief Executive Officer, Tomoo Yoshida. Mr. Yoshida has no legal obligation to provide the Company funds.

Our Offering

We have authorized capital stock consisting of 500,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 20,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). We have 32,700,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding. Through this offering we will register a total of 3,000,000 shares. These shares represent 3,000,000 shares of common stock held by our selling stockholders. The selling stockholders will sell shares at a fixed price of $0.09 for the duration of the offering. There is no arrangement to address the possible effect of the offering on the price of the stock. We will not receive any proceeds from the selling stockholders.

*We will notify investors of any extension to this offering by filing a supplement to our prospectus pursuant to Rule 424(b)(3).

Securities being offered by the Selling Stockholders	3,000,000 shares of common stock, at a fixed price of $0.09 offered by selling stockholders in a resale offering. As previously mentioned this fixed price applies at all times for the duration of this offering. This offering will automatically terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus unless extended by our Board of Directors for an additional 90 days. We may however, at our discretion terminate the offering at any time.

Offering price per share	The selling shareholders will sell the shares at a fixed price per share of $0.09 for the duration of this Offering.

Number of shares outstanding before the offering of common stock	32,700,000 common shares are currently issued and outstanding.

Number of shares outstanding after the offering of common shares	32,700,000 common shares will be issued and outstanding.

The minimum number of shares to be sold in this offering	None.
Use of Proceeds	We will not receive any proceeds from the sale of the shares in this offering.

Market for the common shares	Our common shares are quoted on the OTC Pink.

Termination of the Offering	This offering will automatically terminate upon the earlier to occur of (i) 365 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 3,000,000 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days or terminate the offering at any time.

Registration Costs	We estimate our total offering registration costs to be approximately $67,000.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Currently, our Chief Executive Officer Tomoo Yoshida owns approximately 4.3% of the voting power of our outstanding capital stock and Force Internationale of which Mr. Yoshida also owns and controls, owns approximately 84.4% of the voting power of our outstanding capital stock. After the offering, assuming all of the shares that are being registered herein of Force Internationale are sold, Mr. Yoshida and Force Internationale will have the ability to collectively control approximately 79.5% of the voting power of our outstanding capital stock.

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell common stock and seeking offers to common stock only in jurisdictions where offers and sales are permitted.

RISK FACTORS

Please consider the following risk factors and other information in this prospectus relating to our business before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We consider the following to be the material risks for an investor regarding this offering. Our company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

Risks Relating to Our Company

Since one of our products constitutes a significant portion of our net sales, significant decreases in consumer demand for this product or our failure to produce a suitable replacement should we cease offering it would harm our financial condition and operating results.

If consumer demand for this product decreases significantly or we cease offering this product without a suitable replacement, then our financial condition and operating results would be harmed.

If we lose the services of members of our senior management team, then our financial condition and operating results could be harmed.

We depend on the continued services of our Chief Executive Officer, Tomoo Yoshida, who also serves as our Chief Financial Officer, Director, President, Secretary, and Treasurer, and our senior management team as it works to create an environment of inspiration, motivation and entrepreneurial business success. Any significant leadership change or senior management transition involves inherent risk and any failure to ensure a smooth transition could hinder our strategic planning, execution and future performance. While we strive to mitigate the negative impact associated with changes to our senior management team, there may be uncertainty among investors, employees, Force Club and Premium Members and others concerning our future direction and performance. Any disruption in our operations or uncertainty could have a material adverse effect on our business, financial condition or results of operations.

Additionally, although we do not believe that any of our senior management team are planning to leave or retire in the near term, we cannot assure you that our senior managers will remain with us. The loss or departure of any member of our senior management team could adversely impact our Force Club and Premium Member relations and operating results. If any of these executives do not remain with us, our business could suffer. Also, our continued success will also be dependent on our ability to retain existing, and attract additional, qualified personnel to meet our needs.

Foreign-currency fluctuations and inflation in foreign markets could impact our financial position and results of operations.

In 2019, 100% of our sales occurred in Japan. In preparing our financial statements, we translate revenue and expenses in our markets outside the United States from their local currencies into U.S. dollars using weighted-average exchange rates. Foreign-currency fluctuations can also cause losses and gains resulting from translation of foreign-currency-denominated balances on our balance sheet. In addition, high levels of inflation and currency devaluations in any of our markets could negatively impact our balance sheet and results of operations. It is difficult to predict future fluctuations and the effect these fluctuations may have upon future reported results or our overall financial condition.

Difficult economic conditions could harm our business.

Global economic conditions continue to be challenging. Difficult economic conditions could adversely affect our business by causing a decline in demand for our products, particularly if the economic conditions are prolonged or worsen. In addition, such economic conditions may adversely impact access to capital for us and may otherwise adversely impact our operations and overall financial condition.

We may become involved in legal proceedings and other matters that, if adversely adjudicated or settled, could adversely affect our financial results.

We have been, and may again become in the future, party to litigation, investigations or other legal matters. In general, litigation claims could result in settlements or damages that could significantly affect financial results. It is not possible to predict the final resolution of any litigation to which we may become party, and the impact of these matters on our business, results of operations and financial condition could be material.

Government authorities may question our tax or customs positions or change their laws in a manner that could increase our effective tax rate or otherwise harm our business.

As a U.S. company doing business globally, we are subject to all applicable tax laws. We are subject to audit by tax authorities. If authorities challenge our tax positions, we may be subject to penalties, interest and payment of back taxes. The tax laws are continually changing and are further subject to interpretation by the local government agencies. Such situations may require that we defend our positions and/or adjust our operating procedures in response to such changes. Any or all of these potential risks may increase our effective tax rate, increase our overall tax costs or otherwise harm our business.

We may be held responsible for certain taxes or assessments relating to the activities of our Premium Members, which could harm our financial condition and operating results.

Our Premium Members are independent contractors and subject to taxation in their country of residency. In the event that our independent distributors are deemed as employees rather than independent distributors under local laws and regulations, or the interpretation of local laws and regulations, we may be held responsible for a variety of obligations that are imposed upon employers relating to their employees, including withholding and related taxes plus any related assessments and penalties, which could harm our financial condition and operating results. If our independent distributors were deemed to be employees rather than independent contractors, we would also face the risk of increased liability for their actions.

Market conditions and the strengths of competitors may harm our business.

Our results of operations may be harmed by market conditions and competition in the future. In addition, our business may be negatively impacted if we fail to adequately adapt to trends in consumer behavior and technologies.

The COVID-19 global pandemic may impact our current and future revenue streams. As a result, we may generate lesser revenues than anticipated

Globally, the COVID-19 pandemic has negatively affected businesses of all kinds. It is possible that the pandemic may hinder our own operations, resulting in lesser future revenues.

In the second quarter of the Company’s financial year of 2020, the global outbreak of the coronavirus disease 2019 (“COVID-19”) has significantly affected economy in Japan, where the Company mainly operates its business. Especially since February 2020, the economy has rapidly declined due to limited economic activity caused by COVID-19. The Company implemented some measures to prevent infection including shortening business hours and restricting movements of employees. Our Force Club Members’ activities, which is our main sales resources, have also been limited due to travel restrictions and social distance rules implemented nationwide and globally. As a result, the Company’s performance has been inevitably affected. Consequently, the COVID-19 pandemic may adversely affect the Company’s business operations, financial condition and operating results for 2020, including but not limited to material negative impact to the Company’s total revenues. Due to the high uncertainty of the evolving situation, the Company has limited visibility on the full impact brought upon by the COVID-19 pandemic and the related financial impact cannot be estimated at this time.

The aforementioned events may result in a partial loss of your investment in our common stock.

The intellectual property we utilize may infringe on the rights of others, resulting in costly litigation.

Currently, the rights of 70% of our products are licensed from third party providers and the remaining 30% are owned by the Company. We expect that competition for developing new products will become more severe in the competitive education industry. Under such circumstances, if we depend on development of our own products, it would be time consuming and expensive. Rather, as our established sales system has proved effective, we plan to continue to use the products developed by other companies. We expect to increase the ratio of the products licensed by third parties.

In recent years, there has been significant litigation involving patents and other intellectual property rights. In particular, there has been an increase in the filing of suits alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements quickly to dispose of such suits, regardless of their merit. Other companies or individuals may allege that we, or our members consumers, licensees or other parties indemnified by us infringe on their intellectual property rights. Even if we believe that such claims are without merit, defending such intellectual property litigation can be costly, distract management's attention and resources, and the outcome is inherently uncertain. Claims of intellectual property infringement also might require us to redesign affected products, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products. Any of these results may adversely affect our financial condition.

If we are unable to protect our intellectual property rights, our ability to compete could be negatively impacted.

Many of our products rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms or at all. The market for our products depends to a significant extent upon the value associated with our product innovations and our brand equity. We rely upon patent, copyright, trademark and trade secret laws in Japan and similar laws in other markets, and non-disclosure, confidentiality and other types of agreements with our employees, members, consumers, suppliers and other parties, to establish, maintain and enforce our intellectual property rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property rights may not be sufficient to permit us to provide competitive advantages, which could result in costly product redesign efforts, discontinuance of certain product offerings or other competitive harm. The costs required to protect our intellectual property may be substantial or even not practical.

To enforce and protect our intellectual property rights, we may initiate litigation against third parties. Any lawsuits that we initiate could be expensive, take significant time and divert management's attention from other business concerns, and we may ultimately fail to prevail or recover on any claim. Litigation also puts our intellectual property at risk of being invalidated or interpreted narrowly. Additionally, we may provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may adversely affect our financial condition or diminish our investments in this area.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our products could be adversely affected.

We rely on our licenses, copyrights, trade secrets, processes and know-how. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated. We generally seek to protect this information by confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, scientific advisors and third parties. Our employees may leave to work for competitors. Our distributors or sales leaders may seek other opportunities. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. To the extent that our current or former employees, distributors, sales leaders, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would harm our ability to protect our rights and adversely affect our financial condition.

A failure of our internal controls over financial reporting or our compliance efforts could harm our stock price and our financial and operating results or could result in fines or penalties.

We have implemented internal controls to help ensure the accuracy and completeness of our financial reporting and have implemented compliance policies and programs to help ensure that our employees and members comply with applicable laws and regulations. Our management regularly reviews our internal controls and various aspects of our business and compliance program, and we regularly assess the effectiveness of our internal controls. There can be no assurance, however, that our internal or external assessments and audits will identify all significant deficiencies or material weaknesses in our internal controls. If a material weakness results in a material misstatement of our financial results, we would be required to restate our financial statements.

Cyber security risks and the failure to maintain the integrity of company, employee, member data could expose us to data loss, litigation, liability and harm to our reputation.

We collect, store and transmit large volumes of company, employee and member data, including personally identifiable information, for business purposes, including for transactional and promotional purposes, and our various information technology systems enter, process, summarize and report such data. The integrity and protection of this data is critical to our business.

In addition, a penetrated or compromised data system or the intentional, inadvertent or negligent release, misuse or disclosure of data could result in theft, loss or fraudulent or unlawful use of company, employee or member data. Although we take measures to protect the security, integrity and confidentiality of our data systems, we experience cyber attacks of varying degrees and types on a regular basis, and our infrastructure may be vulnerable to these attacks. Our security measures may also be breached due to employee error or malfeasance, system errors or otherwise. Additionally, outside parties may attempt to fraudulently induce employees, users, or customers to disclose sensitive information to gain access to our data or our users' or customers' data. Any such breach or unauthorized access could result in the unauthorized disclosure, misuse or loss of sensitive information and lead to significant legal and financial exposure, regulatory inquiries or investigations, loss of confidence by our members, disruption of our operations and damage to our reputation. These risks are heightened as we work with third-party partners and as our members use social media, as the partners and social media platforms could be vulnerable to the same types of breaches.

We will need additional capital to expand our current operations or to enter into new fields of operations.

Currently, a significant portion of our revenue derives from sales of our premium package. We expect this revenue to continue to grow. While we will maintain and further increase the base for sale of this product, we also aim to expand our business by developing other services as well as entering into other promising market. We will need to seek additional financing either through borrowing, private offerings of our securities or through strategic partnerships and other arrangements with corporate partners. We cannot be assured that additional financing will be available to us, or if available, will be available to us on terms favorable to us. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plan or expand our operations.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the expansion of our operations, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to hire additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Relationships with our majority shareholder and its parent and affiliates may be on terms which are perceived by investors as more or less favorable than those that could be obtained from third parties.

Our majority shareholder, Force Internationale, presently owns 84.4% of our issued and outstanding common stock. While we anticipate that such percentage will be diluted over time, our majority shareholder, its parent and affiliates will be perceived as having influence over our management and operations, and any loans or other agreements which we may enter into with our majority shareholder and its parents and affiliates may be perceived by investors as being on terms that are less favorable than we could otherwise receive; such perception could adversely impact the price of our common stock. Similarly, such agreements could be perceived as being on terms more favorable than those that could be obtained from third parties, and any unwillingness by our majority shareholder and its parent and affiliates to engage with our common stock could discourage investors.

If we fail to further penetrate existing markets, then the growth in sales of our products, along with our operating results, could be negatively impacted.

We plan to expand business around Asia. Recently the number of foreigners visiting Japan for sightseeing and other purposes is increasing and there has been a growing interest in Japanese culture. We plan to start providing language education services which include Japanese language education to foreigners.

Our business could be materially and adversely affected as a result of natural disasters, other catastrophic events, acts of war or terrorism, or cyber-security incidents and other acts by third parties.

We depend on the ability of our business to run smoothly, including the ability of Premium Members to engage in their business building activities and the ability of our programs and products to be available to consumers. Any material disruption caused by natural disasters, including, but not limited to, fires, floods, hurricanes, volcanoes, and earthquakes; power loss or shortages; environmental disasters; telecommunications or business information systems failures; acts of war or terrorism and other similar disruptions, including those due to cyber-security incidents, ransomware, or other actions by third parties, could adversely affect our ability to conduct business.

We depend on the integrity and reliability of our information technology infrastructure, and any related inadequacies may result in substantial interruptions to our business.

Our ability to provide products and services to our Force Club and Premium Members depends on the performance and availability of our core transactional systems. While we continue to invest in our information technology infrastructure, there can be no assurance that there will not be any significant interruptions to such systems or that the systems will be adequate to meet all of our future business needs.

The most important aspect of our information technology infrastructure is the system through which we calculate, record and store Premium Member sales and other incentives. We have encountered, and may encounter in the future, errors in our software or our enterprise network, or inadequacies in the software and services supplied by our vendors, although to date none of these errors or inadequacies has had a meaningful adverse impact on our business. Any such errors or inadequacies that we may encounter in the future may result in substantial interruptions to our services and may damage our relationships with, or cause us to lose, our Force Club and Premium Members if the errors or inadequacies impair our ability to calculate sales and pay royalty overrides, bonuses and other incentives, which would harm our financial condition and operating results.  Such errors may be expensive or difficult to correct in a timely manner, and we may have little or no control over whether any inadequacies in software or services supplied to us by third parties are corrected, if at all.

Anyone who is able to circumvent our security measures could misappropriate confidential or proprietary information, including that of third parties such as our Force Club and Premium Members, cause interruption in our operations, damage our computers or otherwise damage our reputation and business. We may need to expend significant resources to protect against security breaches or to address problems caused by such breaches. Any actual security breaches could damage our reputation and result in a violation of applicable privacy and other laws, legal and financial exposure, including litigation and other potential liability, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation as a brand, business partner or employer. In addition, employee error or malfeasance or other errors in the storage, use or transmission of any such information could result in a disclosure to third parties. If this should occur, we could incur significant expenses addressing such problems. Since we collect and store Force Club and Premium Member and vendor information, these risks are heightened.

Risks Relating to the Education Industry

It is expected that if the birthrate continues to be declining in Japan, the Japanese education industry will face severe competition and face reduced revenues over the medium and long terms. Taking such risk into consideration, we are planning to develop business in the emerging countries in Asia and establish education platform adding usability to provision of content. However, if the change in the market is faster than expected or conversion into new business is not promptly made, our revenue or financial condition may be adversely affected.

Risks Associated with Multi-Level Marketing

Our failure to establish and maintain Force Club and Premium Member relationships for any reason could negatively impact sales of our products and harm our financial condition and operating results.

We distribute our products exclusively to and through Force Club and Premium Members, and we depend upon them directly for substantially all of our sales. Our Force Club and Premium Members may voluntarily terminate their agreements with us at any time subject to the termination provisions. To increase our revenue, we must increase the number of, or the productivity of, our Force Club and Premium Members. Accordingly, our success depends in significant part upon our ability to recruit, retain and motivate a large base of Premium Members. The loss of a significant number of Force Club or Premium Members for any reason could negatively impact sales of our products and could impair our ability to attract new Force Club or Premium Members. Our operating results could be harmed if our existing and new business opportunities and products do not generate sufficient interest to retain existing, and attract new, Force Club and Premium Members. Further, we may have disputes with our Force Club and Premium Members resulting in cancellation of their contracts, resulting in the loss of a sales agency relationship and potentially the return of fees to the Force Club or Premium Members. See “Force Club Membership” below under the heading “Description of Business.”

Adverse publicity associated with our products, ingredients or network marketing program, or those of similar companies, could harm our financial condition and operating results.

The size of our Force Club and Premium Members and the results of our operations may be significantly affected by the public’s perception of the Company and similar companies. This perception is dependent upon opinions concerning:

•	the quality of our products;

•	the quality of similar products distributed by other companies;

•	our Force Club and Premium Members;

Adverse publicity concerning any actual or purported failure of our Company or our Force Club and Premium Members to comply with applicable laws and regulations could have an adverse effect on the goodwill of our Company and could negatively affect our ability to attract, motivate and retain Force Club and Premium Members, which would negatively impact our ability to generate revenue.

In addition, our Force Club and Premium Members’ and consumers’ perception of the quality of our products and as well as similar products distributed by other companies can be significantly influenced by media attention concerning our products or similar products distributed by other companies. Adverse publicity questions the benefits of our or similar products could lead to lawsuits or other legal challenges and could negatively impact our reputation, the market demand for our products, or our general business.

Inability of products to gain or maintain Force Club or Premium Membership could harm our business.

Our operating results could be adversely affected if our products, business opportunities, and other initiatives do not generate sufficient enthusiasm and economic benefit to retain our existing Force Club and Premium Members or to attract new Force Club or Premium Members. Potential factors affecting the attractiveness of our products, business opportunities, and other initiatives include, among other items, perceived product quality and value, product exclusivity or effectiveness, economic success in our business opportunity, adverse media attention, or regulatory restrictions.

Challenges to the form of our network marketing system could harm our business.

We may be subject to challenges by government regulators regarding the form of our network marketing system. Legal and regulatory requirements concerning the multi-level marketing industry generally do not include "bright line" rules and are inherently fact-based and subject to interpretation. As a result, regulators and courts have discretion in their application of these laws and regulations, and the enforcement or interpretation of these laws and regulations by government agencies or courts can change. We could also be subject to challenges by private parties in civil actions. All of these actions and any future scrutiny of us or our industry could generate negative publicity or further regulatory actions that could result in fines, restrict our ability to conduct our business in our various markets, enter into new markets, motivate our membership, and attract consumers.

Improper actions by our Members could harm our business.

Actions by our Members, sanctioned by our Company or not, could violate applicable laws or regulations could result in government or third-party actions against us, which could harm our business.

The direct selling industry in Japan continues to experience regulatory and media scrutiny, and other direct selling companies have been suspended from sponsoring activities in the past.  Japan imposes strict requirements regarding how distributors approach prospective customers.  As a result, we continually evaluate and enhance our distributor compliance, education and training efforts in Japan. However, we cannot be certain that our efforts will successfully prevent regulatory actions against us, including fines, suspensions or other sanctions, or that the company and the direct selling industry will not receive further negative media attention, all of which could harm our business.

The loss of key Premium Members could negatively impact our growth and our revenue.

Currently we have 20 key Premium Members. They are responsible for sales promotion to expand their group and provide support and compliance training to the members of their group. The loss of a key Premium Member, or a sales leader or a group of leading sales leaders, whether by their own choice or through disciplinary actions by us for violations of our policies and procedures, could negatively impact our growth and our revenue.

Laws and regulations may prohibit or severely restrict direct selling and cause our revenue and profitability to decline, and regulators could adopt new regulations that harm our business.

Laws and regulations in Japan are particularly stringent and subject to broad discretion in enforcement by regulators. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as "pyramid schemes," that compensate participants primarily for recruiting additional participants without significant emphasis on product sales to consumers.

Complying with these rules and regulations can be difficult, time-consuming and expensive, and may require significant resources. The laws and regulations governing direct selling are modified from time to time, and, like other direct selling companies, we are subject from time to time to government inquiries and investigations related to our direct selling activities. In addition, markets where we currently do business could change their laws or regulations to prohibit direct selling. If we are unable to continue business in existing markets or commence operations in new markets because of these laws, our revenue and profitability may decline.

Risks Relating to the Company’s Stock

The shares of our common stock are currently not being traded and there can be no assurance that there will be an active market in the future.

Our shares of common stock are traded on the OTC Pink, which does not have the liquidity or corporate standards of the NYSE or NASDAQ and as such, the price per share quoted on the OTC Pink may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock in the future. As a result, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business.

It is possible that we will not establish an active market unless our stock is listed for trading on an exchange, and we cannot assure you that we will ever satisfy exchange listing requirements.

It is possible that a significant trading market for our shares will not develop unless the shares are listed for trading on a national exchange. Exchange listing would require us to satisfy a number of tests as to corporate governance, public float, shareholders, equity, assets, market makers and other matters, some of which we do not currently meet. We cannot assure you that we will ever satisfy listing requirements for a national exchange or that there ever will be significant liquidity in our shares.

If we issue additional shares of our common stock, you will experience dilution of your ownership interest.

We may issue shares of our authorized but unissued equity securities in the future. Such shares may be issued in connection with raising capital, acquiring assets or firing or retaining employees or consultants. If we issue such shares, your ownership will be diluted.

We do not intend to pay dividends in the foreseeable future, and investors should not purchase our stock expecting to receive dividends.

We have not paid any dividends on our common stock in the past, and we do not anticipate that we will pay dividends in the foreseeable future. Accordingly, some investors may decline to invest in our common stock, and this may reduce the liquidity of our stock.

The limitations on liability for officers, directors and employees under the laws of the State of Delaware and the existence of indemnification rights for our officers, directors and employees could result in substantial expenditures by the Company and could discourage lawsuits against our officers, directors and employees.

Our Articles of Incorporation contain a specific provision that eliminates the liability of our officers and directors for monetary damages to our company and shareholders. Further, we intend to provide indemnification to our officers and directors to the fullest extent permitted by the laws of the State of Delaware. We may also enter into employment and other agreements in the future pursuant to which we will have indemnification obligations. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against officers and directors. These obligations may discourage the filing of derivative litigation by our shareholders against our officers and directors even where such litigation may be perceived as beneficial by our shareholders.

We are an emerging growth company and cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

Exceed World will incur increased costs and compliance risks as a public company.

As a public company, Exceed World will have additional legal, accounting and other expenses that Exceed World did not have prior to acquiring Force Holdings and its subsidiaries.

SUMMARY OF OUR FINANCIAL INFORMATION

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis” section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

EXCEED WORLD, INC.
CONSOLIDATED BALANCE SHEETS

	As of	As of
	September 30, 2019	September 30, 2018
		(Restated)
ASSETS
Current Assets
Cash and cash equivalents	$20,198,362	$22,737,755
Marketable securities	1,156,108	830,331
Accounts receivable	2,344	1,032
Short-term loan receivable	-	395,848
Income tax recoverable	-	425,303
Prepaid expenses	865,274	295,510
Inventories	626,142	380,925
Due from related party	92,524	-
Other current assets	453,291	255,030
TOTAL CURRENT ASSETS	23,394,045	25,321,734

Non-current Assets
Property, plant and equipment, net	792,452	343,991
Software, net	1,051,398	2,236,447
Other intangible assets, net	176,897	992,208
Long-term prepaid expenses	84,968	58,341
Deferred tax assets	134,936	287,157
Long-term loan receivable from related party	232,128	-
Insurance funds	91,161	-
TOTAL NON-CURRENT ASSETS	2,563,940	3,918,144

TOTAL ASSETS	$25,957,985	$29,239,878

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$1,226,111	$4,572,204
Accrued expenses and other payables	565,506	65,811
Deposit receipt	-	100,657
Contingency liability	409,428	-
Income tax payable	287,301	-
Deferred income	3,267,399	4,460,652
Capital lease obligations, current	28,683	9,327
Due to related parties	814,153	338,725
Due to director	741,133	596,059
Other current liabilities	735,926	1,741,639
TOTAL CURRENT LIABILITIES	8,075,640	11,885,074

Non-current Liabilities
Capital lease obligations, long-term	98,964	41,786
Long-term note payable	-	483,814
Long-term deferred income	-	2,183
TOTAL NON-CURRENT LIABILITIES	98,964	527,783

TOTAL LIABILITIES	8,174,604	12,412,857

Shareholders' Equity
Preferred stock ($0.0001 par value, 20,000,000 shares authorized;
none issued and outstanding as of September 30, 2019 and 2018)	-	-
Common stock ($0.0001 par value, 500,000,000 shares authorized,
32,700,000 shares issued and outstanding as of September 30, 2019 and 2018)	3,270	3,270
Additional paid-in capital	261,516	99,440
Accumulated earnings	16,764,282	16,896,299
Accumulated other comprehensive income (loss)	754,313	(171,988)
TOTAL SHAREHOLDERS' EQUITY	17,783,381	16,827,021

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$25,957,985	$29,239,878

EXCEED WORLD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended	Year Ended
	September 30, 2019	September 30, 2018
		(Restated)
Revenues	$28,393,548	$34,878,988
Cost of revenues	16,105,594	18,654,182
Gross profit	12,287,954	16,224,806

Operating expenses
Selling and distribution expenses	1,908,950	1,989,146
Administrative expenses	10,853,331	11,623,028
Total operating expenses	12,762,281	13,612,174

Income (loss) from operations	(474,327)	2,612,632

Other income (expense)
Other income	1,270,353	266,946
Other expenses	(845,289)	(18,171)
Change in fair value of marketable securities	365,026	(568,990)
Interest expenses	(1,513)	(6,082)
Total other income (expense)	788,577	(326,297)

Net income before tax	314,250	2,286,335
Income tax expense (credit)	446,267	(89,297)
Net income (loss)	$(132,017)	$2,375,632

Comprehensive income (loss)
Net income (loss)	(132,017)	2,375,632
Other comprehensive income (loss)
Foreign currency translation adjustment	926,301	(244,734)

TOTAL COMPREHENSIVE INCOME	$794,284	$2,130,898

Income (loss) per common share
Basic	$(0.00)	$0.12
Diluted	$(0.00)	$0.12
Weighted average common shares outstanding
Basic	32,700,000	20,173,973
Diluted	32,700,000	20,173,973

EXCEED WORLD, INC. CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31, 2020	September 30, 2019
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$17,117,857	$20,198,362
Marketable securities	766,617	1,156,108
Accounts receivable	2,234	2,344
Short-term loan receivable	278,992	-
Prepaid expenses	1,175,751	865,274
Inventories	520,226	626,142
Due from related party	92,997	92,524
Other current assets	257,080	453,291
TOTAL CURRENT ASSETS	20,211,754	23,394,045

Non-current Assets
Property, plant and equipment, net	743,382	792,452
Software, net	719,787	1,051,398
Operating lease right-of-use assets	450,204	-
Other intangible assets, net	177,265	176,897
Long-term prepaid expenses	82,764	84,968
Deferred tax assets	291,765	134,936
Long-term loan receivable from related party	233,315	232,128
Insurance funds	109,060	91,161
TOTAL NON-CURRENT ASSETS	2,807,542	2,563,940

TOTAL ASSETS	$23,019,296	$25,957,985

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$955,952	$1,226,111
Accrued expenses and other payables	457,228	565,506
Contingency liability	455,789	409,428
Income tax payable	-	287,301
Deferred income	1,240,173	3,267,399
Finance lease obligations, current	26,388	28,683
Operating lease liabilities, current	302,836	-
Due to related parties	837,560	814,153
Due to director	741,157	741,133
Other current liabilities	871,434	735,926
TOTAL CURRENT LIABILITIES	5,888,517	8,075,640

Non-current Liabilities
Finance lease obligations, non-current	81,301	98,964
Operating lease liabilities, non-current	107,603	-
TOTAL NON-CURRENT LIABILITIES	188,904	98,964

TOTAL LIABILITIES	6,077,421	8,174,604

Shareholders' Equity
Preferred stock ($0.0001 par value, 20,000,000 shares authorized;
none issued and outstanding as of March 31, 2020 and September 30, 2019)	-	-
Common stock ($0.0001 par value, 500,000,000 shares authorized,
32,700,000 shares issued and outstanding as of March 31, 2020 and September 30, 2019)	3,270	3,270
Additional paid-in capital	261,516	261,516
Accumulated earnings	15,834,037	16,764,282
Accumulated other comprehensive income	843,052	754,313
TOTAL SHAREHOLDERS' EQUITY	16,941,875	17,783,381

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$23,019,296	$25,957,985

EXCEED WORLD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
		(Restated)		(Restated)
Revenues	$5,345,918	$5,908,517	$11,178,526	$13,800,681
Cost of revenues	3,043,386	3,050,728	5,863,270	7,547,419
Gross profit	2,302,532	2,857,789	5,315,256	6,253,262

OPERATING EXPENSES
Selling and distribution expenses	423,895	424,407	622,720	638,920
Administrative expenses	3,038,048	2,587,188	5,327,520	5,735,325
Total operating expenses	3,461,943	3,011,595	5,950,240	6,374,245

Loss from operations	(1,159,411)	(153,806)	(634,984)	(120,983)

Other income (expense)
Other income	16,494	50,902	19,889	78,195
Other expenses	(53,949)	-	(77,683)	-
Change in fair value of marketable securities	(604,354)	181,677	(390,645)	(168,383)
Interest expenses	(525)	(378)	(1,081)	(757)
Total other income (expense)	(642,334)	232,201	(449,520)	(90,945)

Net income (loss) before tax	(1,801,745)	78,395	(1,084,504)	(211,928)
Income tax expense (credit)	(381,747)	86,583	(154,259)	153,082
NET LOSS	$(1,419,998)	$(8,188)	$(930,245)	$(365,010)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	181,547	(201,978)	88,739	476,866

TOTAL COMPREHENSIVE INCOME (LOSS)	$(1,238,451)	$(210,166)	$(841,506)	$111,856

Loss per common share
Basic	$(0.04)	$(0.00)	$(0.03)	$(0.01)
Diluted	$(0.04)	$(0.00)	$(0.03)	$(0.01)

Weighted average common shares outstanding
Basic	32,700,000	32,700,000	32,700,000	32,700,000
Diluted	32,700,000	32,700,000	32,700,000	32,700,000

MANAGEMENT’S DISCUSSION AND ANALYSIS

Liquidity and Capital Resources

As of March 31, 2020 and September 30, 2019, we had cash and cash equivalents in the amount of 17,117,857 and $20,198,362, respectively. The decrease in cash is attributed to decrease of deferred income and accounts payable. These accounts payable were mainly unpaid commissions to Force Club premium members and these payments were completed as of the date of this report. Currently, our cash balance is sufficient to fund our operations without the need for additional funding.

As of September 30, 2019 and September 30, 2018, we had cash and cash equivalents in the amount of $20,198,362 and $22,737,755, respectively. The decrease in cash is attributed to decrease of deferred income and accounts payable. These accounts payable were mainly unpaid commissions to Force Club premium members and these payments were completed as of the date of this report. Currently, our cash balance is sufficient to fund our operations without the need for additional funding.

Revenues

We recorded revenue of $5,345,918 for the three months ended March 31, 2020 as opposed to $5,908,517 for the three months ended March 31, 2019. We recorded revenue of $11,178,526 for the six months ended March 31, 2020 as opposed to $13,800,681 for the six months ended March 31, 2019. The decrease in revenue, in our opinion, is attributed to a decrease in recruitment activities of premium Force Club members.

We recorded revenue of $28,393,548 for the year ended September 30, 2019 as opposed to $34,878,988 for the year ended September 30, 2018. The decrease in revenue, in our opinion, is attributed to a decrease in recruitment activities of premium Force Club members.

Net Income (Loss)

We recorded net loss of $1,419,998 for the three months ended March 31, 2020 as opposed to $8,188 for the three months ended March 31, 2019. We recorded net loss of $930,245 for the six months ended March 31, 2020 as opposed to $365,010 for the six months ended March 31, 2019. The increase in net loss is attributed to a decrease in revenues.

We recorded net loss of $132,017 for the year ended September 30, 2019 and net income of $2,375,632 for the year ended September 30, 2018. The decrease in net income is attributed to a decrease in revenue from 2018 to 2019.

Cash flow

For the six months ended March 31, 2020 and 2019, we had negative cash flows from operations in the amount of $2,672,016 and $3,586,808, respectively. The decrease in negative operating cash flow, in our opinion, is attributed to the decrease in negative changes in accounts payable.

For the year ended September 30, 2019, we had negative cash flows from operations in the amount of $4,953,889. For the year ended September 30, 2018, we generated cash flows from operations in the amount of $10,665,370. The decrease in operating cash flow, in our opinion, is attributed to decreases in net income, accounts payable and deferred income.

Working capital

As of March 31, 2020 and September 30, 2019, we had working capital of $14,323,237 and $15,318,405, respectively. The decrease in working capital, in our opinion, is attributed to decreases in Cash and cash equivalents.

As of September 30, 2019 and 2018, we had working capital of $15,318,405 and $13,436,660, respectively. The increase in working capital, in our opinion, is attributed to decreases in accounts payable and deferred income.

Advertising

Advertising costs are expensed as incurred and included in selling and distributions expenses. Advertising expenses were $423,895 and $424,407 for the three months ended March 31, 2020 and 2019, respectively. For the six months ended March 31, 2020 and March 31, 2019, advertising expenses were $622,720 and $638,920.

For the years ended September 30, 2019 and 2018, Advertising expenses were $1,908,950 and $913,480, respectively.

Advertising expenses were comprised of, but not limited to, sales events hosted for sales agents, exhibitions to promote and display company product offerings, signboards, and public relations activities.

Impact of COVID-19

In the second quarter of the Company’s financial year of 2020, the global outbreak of the coronavirus disease 2019 (“COVID-19”) has significantly affected economy in Japan, where the Company mainly operates its business. Especially since February 2020, the economy has rapidly declined due to limited economic activity caused by COVID-19. The Company implemented some measures to prevent infection including shortening business hours and restricting movements of employees. Our Force Club Members’ activities, which is our main sales resources, have also been limited due to travel restrictions and social distance rules implemented nationwide and globally. Consequently, the COVID-19 pandemic continues to adversely affect the Company’s business operations, financial condition and operating results for 2020, including but not limited to a material negative impact to the Company’s total revenues. Due to the high uncertainty of the evolving situation, the Company has limited visibility on the full impact brought upon by the COVID-19 pandemic and the related financial impact to the Company cannot be estimated at this time.

Future Plans

Over the course of the next twelve months, the Company intends to focus on expanding its sales network in order to strengthen its business activities. Currently, revenue is derived primarily from sales of the Company’s Force Club premium package. While it is the intention of the Company to maintain this revenue stream, and to further increase the number of premium users of the Force Club, the Company also intends to diversify its operations and develop additional business activities.

In order to do so, the Company intends to focus on development of an online educational platform on which additional advertising income can be generated. At present, there are no definitive plans that have been made regarding the implementation or direction of this future online educational platform. However, we intend to begin efforts to hire additional personnel with extensive experience in web marketing in order to assist in the development of our future platform.

Emerging Growth Company

The Company is an emerging growth company and continues to elect to utilize the extended accounting transition period as permitted by the JOBS Act of 2012.  This may make its financial statements more difficult to compare to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company’s financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

·	be temporarily exempted from the internal control audit requirements Section 404(b) of the Sarbanes-Oxley Act;

·	be temporarily exempted from various existing and forthcoming executive compensation-related disclosures, for example: “say-on-pay”, “pay-for-performance”, and “CEO pay ratio”;

·	be temporarily exempted from any rules that might be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or supplemental auditor discussion and analysis reporting;

·	be temporarily exempted from having to solicit advisory say-on-pay, say-on-frequency and say-on-golden-parachute shareholder votes on executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended;

·	be permitted to comply with the SEC’s detailed executive compensation disclosure requirements on the same basis as a smaller reporting company; and,

·	be permitted to adopt any new or revised accounting standards using the same timeframe as private companies (if the standard applies to private companies).

Our company will continue to be an emerging growth company until the earliest of:

·	the last day of the fiscal year during which we have annual total gross revenues of $1 billion or more;

·	the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act;

·	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

·	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this prospectus.

DESCRIPTION OF BUSINESS

Corporate History

The Company was originally incorporated with the name Brilliant Acquisition, Inc., under the laws of the State of Delaware on November 25, 2014, with an objective to acquire, or merge with, an operating business. On January 12, 2016, Thomas DeNunzio of 780 Reservoir Avenue, #123, Cranston, RI 02910, the sole shareholder of the Company, entered into a Share Purchase Agreement with e-Learning. Pursuant to the Agreement, Mr. DeNunzio transferred to e-Learning, 20,000,000 shares of our common stock which represents all of our issued and outstanding shares. Following the closing of the share purchase transaction, e-Learning gained a 100% interest in the issued and outstanding shares of our common stock and became the controlling shareholder of the Company.

On January 12, 2016, the Company changed its name to Exceed World, Inc. and filed with the Delaware Secretary of State, a Certificate of Amendment. On January 12, 2016, Mr. Thomas DeNunzio resigned as our Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer. Also, on January 12, 2016, Mr. Tomoo Yoshida was appointed as our Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer.

On February 29, 2016, the Company entered into a Stock Purchase Agreement with Tomoo Yoshida, our Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer. Pursuant to this Agreement, Tomoo Yoshida transferred to Exceed World, Inc., 10 shares of the common stock of E&F Co., Ltd., a Japan corporation (“E&F”), which represents all of its issued and outstanding shares in consideration of $4,835 (JPY 500,000). Following the effective date of the share purchase transaction on February 29, 2016, Exceed World, Inc. gained a 100% interest in the issued and outstanding shares of E&F’s common stock and E&F became a wholly owned subsidiary of Exceed World. On August 4, 2016, the E&F changed its name to School TV Co., Ltd (“School TV”) and filed with the Legal Affairs Bureau in Osaka, Japan.

On April 1, 2016, e-Learning entered into stock purchase agreements with 7 Japanese individuals. Pursuant to these agreements, e-Learning sold 140,000 shares of common stock in total to these individuals and received $270 as aggregate consideration. Each paid JPY0.215 per share. At the time of purchase the price paid per share by each was the equivalent of about $0.002. This sale of shares was exempt from registration in accordance with Regulation S of the Securities Act of 1933, as amended ("Regulation S") because the above sales of the stock were made to non-U.S. persons as defined under Rule 902 section (k)(2)(i) of Regulation S, pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

On August 1, 2016, the Company changed its fiscal year end from November 30 to September 30.

On August 9, 2016, e-Learning entered into stock purchase agreements with 33 Japanese individuals. Pursuant to these agreements, e-Learning sold 3,300 shares of common stock in total to these individuals and received $330 as aggregate consideration. Each paid JPY10 per share. At the time of purchase the price paid per share by each shareholder was the equivalent to about $0.1. These shares were sold pursuant to the Company’s effective S-1 Registration Statement deemed effective on July 20, 2016 at 4pm EST.

On October 28, 2016, the Company, with the approval of its board of directors and its majority shareholders by written consent in lieu of a meeting, authorized the cancellation of shares owned by e-Learning. e-Learning consented to the cancellation of shares. The total number of shares cancelled was 19,000,000 shares which was comprised of 16,500,000 restricted common shares and 2,500,000 free trading shares.

On October 28, 2016, every one (1) share of common stock, par value $.0001 per share, of the Company issued and outstanding was automatically reclassified and changed into twenty (20) shares fully paid and non-assessable shares of common stock of the Company, par value $.0001 per share. (“20-for-1 Forward Stock Split”) No fractional shares were issued. The authorized number of shares, and par value per share, of common stock are not affected by the 20-for-1 Forward Stock Split.

During July 2017 and August 2017, e-Learning entered into stock purchase agreements with 24 Japanese individuals. Pursuant to these agreements, e-Learning sold 2,240,000 shares of its common stock in total to these individuals and received $38,263 as aggregate consideration.

On September 26, 2018, Force Internationale entered into a Share Purchase Agreement with its wholly-owned subsidiary, e-Learning and 74.5% owner of the Company. Under this Share Purchase Agreement, e-Learning transferred its 74.5% interest in the Company to Force Internationale. As consideration for this transfer, Force Internationale paid $26,000.00 to e-Learning. Immediately subsequent, the Company entered into a Share Purchase Agreement with Force Internationale, to acquire 100% of Force Holdings and 100% direct owner of e-Learning. In consideration of this agreement, the Company issued 12,700,000 common shares to Force Internationale. The result of these transaction is that Force Internationale is a 84.4% owner of the Company, the Company is a 100% owner of Force Holdings, and Force Holdings is a 100% owner of e-Learning. Prior to the Share Purchase Agreements, Force Internationale was an indirect owner of 74.5% of the Company and subsequent to the Share Purchase Agreements, Force Internationale is a direct owner of 84.4% of the Company. The Share Purchase Agreements were approved by the boards of directors of each of the Company, Force Internationale, Force Holdings, and e-Learning.

On December 6, 2018, the Company entered into a share contribution agreement (the “Contribution Agreement”) with Force Internationale. Under this Agreement, the Company transferred 100% of the equity interest of School TV Co., Ltd. ("School TV"), to Force Internationale without consideration. This Contribution Agreement was approved by the board of directors of the Company, Force Internationale and School TV. Upon the completion of the disposal, School TV was deconsolidated from the Company's consolidated financial statements.

Overview

Our principal executive offices are located at 1-1-36, 1-2-38-6F, Esaka-cho, Suita-shi, Osaka 564-0063, Japan. Our phone number is +81-6-6339-4177.

The Company has elected September 30th as its fiscal year end.

Currently, we own the following wholly owned affiliated entities:

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Force International Holdings Limited	Hong Kong
e-Learning Laboratory Co., Ltd.	Japan
e-Communications Co., Ltd.	Japan

* The following chart illustrates the structure of our consolidated affiliated entities:

Currently, the number of the employees of the Company is 41.

e-Learning Business

With the completion of the Company’s acquisition of Force Holdings and its subsidiaries, we are now adding the business of providing education services to current business plan.

The Company is an education service provider in Japan and it offers a range of e-learning education programs as well as supporting services to complement such education programs through an internet platform named “Force Club” (“Force Club”), which was launched in 2007. The Company has offered e-learning programs through “Force Club”, all of which were procured from independent third-party software developers, including pre-school learning resources, learning resources supplementing elementary school, junior high school and senior high school curriculum, preparation courses for university entrance examinations and professional qualification examinations, and English learning, appealing to a diverse customer base from pre-school children to students and adult learners. A list of the Company’s e-learning programs, target customer group and release date are set out below. The e-learning programs of Force Club mainly serve as supplemental learning resources and self-learning tools for students and adult learners.

No.	Content Name	Target	Compatible Devices	Release Date
1	ENGLISH MONSTERS	Primary school student	iOS smartphone / tablet	2013
			Android smartphone / tablet	2013
2	Romantic English Conversation - London Ver.	Age 18 and over	iOS smartphone / tablet	2013
			Android smartphone / tablet	2013
3	Romantic English Conversation - College Life Ver.	Age 18 and over	iOS smartphone / tablet	2013
			Android smartphone / tablet	2013
4	ENGLISH MONSTERS AR	Primary school student	iOS smartphone / tablet	2013
			Android smartphone / tablet	2013
5	The Blue Danube	Infants	iOS smartphone / tablet	2012
			Android smartphone / tablet	2014
6	The Nutcracker	Infants	iOS smartphone / tablet	2012
			Android smartphone / tablet	2014
7	Peter & the Wolf	Infants	iOS smartphone / tablet	2012
			Android smartphone / tablet	2014
8	The Four Seasons	Infants	iOS smartphone / tablet	2012
			Android smartphone / tablet	2014
9	The Carnival of the Animals	Infants	iOS smartphone / tablet	2012
			Android smartphone / tablet	2014
10	Play A,B,C on the Keyboard	Infants	iOS smartphone / tablet	2012
			Android smartphone / tablet	2014
11	Say Hello to English Words!	Infants	iOS smartphone / tablet	2012
			Android smartphone / tablet	2014
12	Force Paint	Infants	iOS smartphone / tablet	2012
			Android smartphone / tablet	2014
13	Force Musician	Infants	iOS smartphone / tablet	2012
14	Inheritance Diagnosis Consultant	Adult	iOS smartphone / tablet	2013
			Android smartphone / tablet	2013
15	Sign Language Course	Adult	PC	2014
16	University Entrance Exam Preparation Course	High school student / Those who prepare for entrance exam	PC	2008
			Android smartphone / tablet	2014
17	LEARNING EYES	Adult	PC	2012
			Android smartphone / tablet	2014
18	High School Student-oriented e-learning	High school student	PC	2009
			Android smartphone / tablet	2014
19	Folstar	Adult	Feature Phone	2008
20	Qualification Attainment Strategies Course	Adult	iOS smartphone / tablet	2015
			Android smartphone / tablet
21	School TV	Primary school student / Middle school student	PC	2015
			iOS smartphone / tablet
			Android smartphone / tablet
23	English Monsters app	Main: High school student / College student (However, primary school student, middle school student, and adults are also included as targets.)	iOS smartphone / tablet	2015
23	ForceMart	Force Club Members	PC	2017
			iOS smartphone / tablet
			Android smartphone / tablet

The Company’s e-learning programs are offered to its customers who have to be first registered as a member of Force Club. Since 2002, the Company began to offer its e-learning programs to its customers in CD-ROMs with pre-loaded learning content until 2007. Due to the popular trend for internet, starting from 2007, the Company has made its e-learning programs available on its website for its customers, and the customers need to pay a monthly fee in order to access and view the most up-to-date content on the website of the Company. At the advent of digital technology in recent years and in view of the increasing popularity of tablet devices, the Company has released its e-learning programs on smartphones and tablet devices for customer use since 2012 to cater for the popular demand of young learners and users in rural areas of Japan. The e-learning programs of Force Club are targeted at residents of Japan, and thus the e-learning programs are presented in Japanese only and no translated version is available. Since 2015, in addition to e-learning, the Company has started offline business which attracts public attentions such as Abacus School and Robot Programming School. The Company also opened “ixi After School” in Tokyo, which provides after school care services to children. Through these offline business, the Company has provided services to general users.

The Company regularly updates its e-learning materials and programs. In particular, the learning resources supplementing elementary school, junior high school and senior high school curriculum would be overhauled to correspond to any revision in school curriculum, which generally takes place once in a four-year period. In addition, most of preparation courses for the university entrance examinations and professional qualification examinations would be revised at one to two year intervals to cater for any changes to the examination syllabus. The website of the Company is updated from time to time to reflect the updates and changes to the learning materials and programs and for users with smartphones and tablet devices, these updates can also be downloaded from the website of the Company.

Business Model

Apart from using a conventional direct sales marketing strategy, the Company has also adopted multilevel marketing (“MLM”), via the Premium Membership in the Force Club, in operating its businesses.

Since 2002, the Company has adopted a direct sales marketing strategy to market its e-learning programs. Subsequently, in 2007, the Company gradually changed its marketing strategy from direct sales to MLM for the purposes of (i) establishing its brand name and penetrating into the rural areas of Japan; (ii) promoting its products to wider customer groups through premium members; and (iii) incentivizing premium members to recruit new members to join Force Club in order to increase the sales of its products and maximize profits for the Company. Currently, the Company has no retail shops or other point-of-sale for its products (e-learning courses).

MLM was adopted by the Company in order to expand the sales of its e-learning programs through its Force Club members. There are two tiers of Force Club members, namely standard members and premium members. Among Force Club members, premium members get a tablet device which entitles the premium members to life-time access of all of the Company’s e-learning educational content. Since the Company’s e-learning education programs are distributed in the form of online downloads, it can be used both online and offline.

Force Club Membership

Force Club members are those who intend to use products and services the Company offers. There are two tiers of Force Club members, namely standard members and premium members. Premium members are those who wish to engage in recruiting new members (“Premium Members”).

Premium Members have to join a premium plan under which members are given rights to use all products and services of the Company, and engage in activities to recruit new Force Club members and obtain monetary rewards and bonuses (special income or commissions) from such activities. The Company enters into a contract (the “Premium Member Contract”) with each of its Premium Members. The salient terms of the Premium Member Contract are as follows:

Eligibility - the following individuals/corporations are eligible to register as the Company’s Premium Members:

(i) Individuals (other than students) who are 20 years old or above and are residents of Japan; and

(ii) Corporations established in Japan.

Applicants are required to provide proof of identity, such as driver’s license, passport or resident card for individual members or a certified copy of the commercial registration for corporate members.

Payments – an applicant who wishes to be a Force Club Premium Member has to join the premium plan and pay an initial payment of JPY420,000 (exclusive of sales tax), comprising:

(i) The one-off registration fee of JPY10,000;

(ii) The premium package fee of JPY390,000; and

(iii)An advanced payment of monthly membership fees for the initial two months amounting to JPY20,000.

Standard members pay the same registration fee, but a reduced monthly rate and no premium package fee. Monthly membership fees payable from the third month onwards will be automatically transmitted from a member’s bank account until termination of membership.

Based on provisions described fully in the Premium Member Contract there are fees related to, but not exclusively limited to, cancellation of membership and other stipulations pursuant to certain actions. If a Premium Member does not pay the monthly membership fee before the prescribed due date, such Premium Member will be disqualified and will not be paid any commission with respect to his/her recruitment performance in the preceding month, and Force Club services for such Premium Member will be suspended in the following month. The commission and Force Club services for such Premium Member will be resumed in the subsequent month if the monthly membership fee is paid within three months from the due date. Otherwise, the Premium Member is deemed to have withdrawn from his membership if the monthly membership fee is not paid for three consecutive months after the payment due date.

In addition, the Premium Member Contract sets out the rules of conduct required to be observed by Premium Members in recruiting new members to join Force Club. The Company is entitled to suspend a Premium Member’s business activities, suspend his or her commission, demand return of commission(s), remove his or her title, or terminate his or her membership if such Premium Member violates or infringes the rules of conduct or other related laws or regulations, and/or acts in a way that is offensive to public order and morals.

Upon registration as Force Club members, applicants will be given a user ID to gain access to the e-learning programs through Force Club platform. Force Club members will be given additional four user IDs after registration so that they can use a total of five user IDs for accessing e-learning content through Force Club platform.

The number of Force Club members has increased from approximately 3,989 as of September 30, 2008 to approximately 7,216 as of the date of this report.

Competition

We believe that our main competitors are those provide similar e-learning product offerings in Japan. Specifically, we believe our biggest competitors at present are Recruit Marketing Partners Co., Ltd., which provides "Study Supplements", JustSystem Corporation, which provides "Smile Zemi", Benesse Corporation which provides "Challenge Touch" and SuRaLa Net Co., Ltd. which provides "SuRaLa", whose product offerings are also consistent of e-learning programs and services.

Current Advertising

Our advertising expenses are primarily comprised of, but not limited to, sales events hosted for sales agents, exhibitions to promote and display company product offerings, signboards, and public relations activities.

Future Plans

Over the course of the next twelve months, the Company intends to focus on expanding its sales network in order to strengthen its business activities. Currently, revenue is derived primarily from sales of the premium package. While it is the intention of the Company to maintain this revenue stream, and to further increase the number of premium members of the Force Club, the Company also intends to diversify its operations and develop additional business activities.

In order to do so, the Company intends to focus on development of an online educational platform on which additional advertising income can be generated. At present, there are no definitive plans that have been made regarding the implementation or direction of this future online educational platform. However, we intend to begin efforts to hire additional personnel with extensive experience in web marketing in order to assist in the development of our future platform.

Employees

The number of the employees of the Company, and all subsidiaries, as of the filing date is forty-one. All forty-one employees are considered full-time employees. We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers/or directors and or employees.

Government Regulations

Companies in Japan are regulated by the “Act on Specified Commercial Transactions in Japan.” The Company believes it is fully in compliance with this Act, which outlines the rules and regulation regarding transactions arising from door-to-door sales, mail order sales, telemarketing sales, and multilevel marketing transactions, among other transactions defined in the Act.

The Company has legal counsel in Japan whom provides instruction, direction, and reviews Company activities to ensure, to the best of Legal Counsel’s knowledge, that the Company is in compliance with the aforementioned Act.

USE OF PROCEEDS

Since the offering is being made by the selling shareholder we will not receive any of the proceeds from the offering. The selling shareholder however, will be the beneficiary of the proceeds and will be able to use the proceeds from the sale of their shares in any way they see fit. There is currently no appointed escrow agent for the sale of any shares of our common stock by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our shares are quoted on the OTC Pink, which does not have the liquidity or corporate standards of the NYSE or NASDAQ. Since the price per share quoted on the OTC Pink may not reflect our value, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by us and affiliated parties and is based on the assessment of the Company’s financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the Offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

As of March 31, 2020, the net tangible book value of our shares of common stock was $16,941,875.

Existing stockholders if all of the shares are sold

Price per share	$0.09
Net tangible book value per share before Offering	$0.52
Potential gain (loss) to existing shareholders	$(0.43)
Net tangible book value per share after Offering	$0.52
Increase to present stockholders in net tangible book value per share after Offering	$0.00
Number of shares outstanding before the Offering	32,700,000
Number of shares after Offering held by existing stockholders	29,700,000
Percentage of ownership after Offering	90.8%

Purchasers of shares in this Offering if all shares are sold

Price per share	$0.09
Dilution per share	$(0.43)
Capital contributions	$0.00
Percentage of capital contributions	0.00%
Number of shares after Offering held by public investors	3,000,000
Percentage of ownership after Offering	9.2%

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of 3,000,000 shares of our common stock held by 1 shareholder.

Selling security holders are persons or entities that, directly or indirectly, have acquired shares. This prospectus and any prospectus supplement will only permit the selling security holder to sell the Common Shares identified in the column “Shares of Common stock to be sold.”

The Common Shares issued to the selling security holder are “restricted” shares under applicable federal and state securities laws and are being registered to give the selling security holder the opportunity to sell their Common Shares. The registration of such Common Shares does not necessarily mean, however, that any of these Common Shares will be offered or sold by the selling security holder. The selling security holder may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The selling security holder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered Common Shares to be made directly or through agents. As of the date of this prospectus, based on the representations received by the Company from the selling shareholder, the selling shareholder is not a broker or dealer or affiliated with brokers or dealers.

The following table sets forth the name of the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder as of the filing date and the number of shares of common stock being offered by the selling stockholder. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholder may offer all or part of the shares for resale from time to time. However, the selling stockholder is under no obligation to sell all or any portion of such shares nor are the selling stockholder obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholder.

Name of selling stockholder	Shares of Common stock owned prior to offering	Shares of Common stock to be sold	Shares of Common stock owned after offering (if all shares are sold)	Percent of common stock owned after offering (if all shares are sold)
Force Internationale Limited *	27,594,000	3,000,000	24,594,000	75.2%
Total	27,594,000	3,000,000	24,594,000	75.2%

* Force Internationale Limited is the controlling shareholder of the Company. Mr. Tomoo Yoshida is the controlling shareholder and director of Force Internationale Limited, a Cayman Islands Company. Mr. Yoshida is also our sole officer and director.

PLAN OF DISTRIBUTION

The Company has 32,700,000 shares of common stock issued and outstanding as of the date of this prospectus. Pursuant to this offering the Company is registering for resale 3,000,000 shares of our common stock at a fixed price of $0.09 per share for the duration of the offering.

Only after our registration statement is declared effective by the Securities and Exchange Commission, can the selling shareholder sell shares in this offering. No shares purchased in this Offering will be subject to any kind of lock-up agreement. There is no minimum number of shares that must be sold in this offering. We may close this offering at any time prior to the 365 day period (duration of offering; starts from date of effectiveness) for any reason in our sole discretion.

Offering Period and Expiration Date

The offering of securities by the Company will start on the date that this registration statement is declared effective by the SEC and continue for a period of 365 days unless the offering is completed or otherwise terminated by us, or in such case extended for an additional 90 days by the Company’s sole officer and director, Tomoo Yoshida.

Procedures for Subscribing

The selling shareholder will not accept any money until the SEC declares this registration statement effective. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this Offering, you must purchase shares directly from the selling shareholder.

All checks or cash will be for the beneficiary of the selling shareholder. The process to subscribe may vary depending on the shareholder as the Company is not affiliated with any subsequent purchase of shares between future investors and the shareholders herein who will be able to sell shares.

Right to Reject Subscriptions

Shareholders have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 500,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 20,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). As of the date of this filing we have 32,700,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors (“Board of Directors”) prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Options and Warrants

None.

Convertible Notes

None.

Dividend Policy

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

Our stock transfer agent is Olde Monmouth Stock Transfer Co., Inc. Their mailing address is 200 Memorial Parkway, Atlantic Highlands, NJ 07716, and their telephone number is 732-872-2727.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for us by NewRev General Counsel, LLC at 8547 E. Arapahoe Road, Number J453, Greenwood Village, CO 80112.

Our consolidated financial statements as of September 30, 2019 and 2018 included in this prospectus and the registration statement have been audited by MaloneBailey, LLP and Lo and Kwong C.P.A. & Co., two independent registered public accounting firms, given on the authority of said firm as experts in accounting and auditing. Lo and Kwong C.P.A. & Co. was appointed by the Company to serve as its independent registered public accounting firm for fiscal year ended September 30, 2018. MaloneBailey, LLP was appointed by the Company to serve as its independent registered public accounting firm for fiscal year ended September 30, 2019.

REPORTS TO SECURITIES HOLDERS

We will and will continue to make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-K for a smaller reporting company under the Securities Exchange Act. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DESCRIPTION OF FACILITIES

Exceed World, Inc. is provided office space rent free from e-Learning Laboratory Co., Ltd. at the address of 1-23-38-6F, Esakacho, Suita-shi.

e-Communications Co., Ltd, a Japan corporation, is a wholly owned subsidiary of e-Learning Laboratory Co, Ltd., a Japan corporation.

e-Communications sub-leases (rents) office space from its parent company, e-Learning Laboratory Co, Ltd., a Japan corporation at the following addresses:

1-23-38-1F, Esakacho, Suita-shi, Osaka Japan 1-23-38-6F, Esakacho, Suita-shi, Osaka Japan 1-23-38-8F, Esakacho, Suita-shi, Osaka Japan 1-8-40-1F, Konan, Minato-ku, Tokyo, Japan. The aforementioned office spaces are shared by both e-Communications Co., Ltd. and e-Learning Laboratory Co., Ltd.

The following table details the terms of the lease agreements for various properties leased by our wholly owned subsidiary, e-Learning Laboratory Co., Ltd., a Japan company.

Work space	Address	Lessee	Lessor	Monthly Rent, Approximate (Tax included)	Term (Expiration of Lease)
Esaka, Osaka, 1st floor	1-23-38-1F, Esakacho, Suita-shi, Osaka Japan	e-Learning Laboratory Co., Ltd.	F&M Co., Ltd.	JPY715,000	May 31, 2021
($6,500)
Esaka, Osaka, 6th floor	1-23-38-6F, Esakacho, Suita-shi, Osaka Japan	e-Learning Laboratory Co., Ltd.	F&M Co., Ltd.	JPY 1,200,000	April 17, 2021
($11,000)
Esaka, Osaka, 8th floor	1-23-38-8F, Esakacho, Suita-shi, Osaka Japan	e-Learning Laboratory Co., Ltd.	F&M Co., Ltd.	JPY615,000	October 31, 2022
($5,600)
Tokyo	1-8-40-1F, Konan, Minato-ku, Tokyo, Japan	e-Learning Laboratory Co., Ltd.	Tokyu Community Corp.	JPY 1,400,000	August 31, 2020
($13,000)

LEGAL PROCEEDINGS

For the six months ended March 31, 2020, the Company has settled one case related to the cancellation of contracts with the amount of approximately JPY2.7 million (approximately $25,000), which has already been recorded in the net loss for the year ended September 30, 2019. As of the June 25, 2020, the filing date of the financial statements for the six months ended March 31, 2020, the Company had 26 pending legal cases, claiming a damage of approximately JPY177.8 million (approximately $1.7 million) under the same nature. Our legal counsel estimated a probable settlement of 25 of these cases with total settlement amount of approximately JPY49.0 million (approximately $456,000). The Company was unable to estimate the likelihood of the loss of one pending legal case with original claim of approximately JPY25.1million (approximately $231,000). The Company has contingency liability in the amount of $455,789 and $409,428 as of March 31, 2020 and September 30, 2019, respectively. The change in the estimate was recorded in earnings during the six months ended March 31, 2020. Subsequent to June 25, 2020, the Company had one new pending legal case under the same nature, claiming a damage of approximately JPY12.7 million (approximately $118,000). Our legal counsel estimated a probable settlement of this case with settlement amount of approximately JPY5.1 million (approximately $47,000).

For the year ended September 30, 2019, the Company settled 11 legal cases in total amount of approximately JPY48.8 million (approximately $443,000) related to the cancellation of contracts.

During the past ten (10) years, none of our directors, persons nominated to become directors, executive officers, promoters or control persons was involved in any of the legal proceedings listen in Item 401 (f) of Regulation S-K.

PATENTS AND TRADEMARKS

We do not own, either legally or beneficially, any patents or trademarks.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The name, age and position of our officers and directors are set forth below:

Name	Age	Position(s)
Tomoo Yoshida	57	CEO, President, Director

The mailing address for each of the officers and directors named above is c/o of the Company at: 1-23-38-6F, Esakacho, Suita-shi, Osaka 564-0063, Japan.

Tomoo Yoshida

 Mr. Tomoo Yoshida graduated from Osaka University of Commerce in 1986. Also in 1986, Mr. Yoshida took a sales position with Toyota Corolla Nankai Co. Ltd, where he remained until 1994. In 1997, Mr. Yoshida incorporated Dipro Data Service Co., Ltd., where he worked in both a managerial capacity and as an IT support consultant until 2002. In 2002, Mr. Yoshida incorporated e-Learning Laboratory Co., Ltd., a company that provides educational services and products. Currently, he is the President of e-Learning Laboratory Co., Ltd. In 2009, Mr. Yoshida incorporated e-Communications Co., Ltd, a company offering educational services. He is currently the president of e-Communications Co., Ltd. In 2011, Mr. Yoshida incorporated Force Internationale Limited, a holding company, where he currently serves as a Director. In 2012, Mr. Yoshida incorporated Force International Holdings Limited, a holding company, where he currently serves as a Director.

The board of directors of the Company (the “Board”) appointed Mr. Yoshida in recognition of his abilities to assist the Company in expanding its business and the contributions he can make to the Company’s strategic direction.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company's internal accounting controls, practices and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our sole Director believes that it is not necessary to have such committees, at this time, because the Director(s) can adequately perform the functions of such committees.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our Director(s) are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The Director(s) of our Company does not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent Director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development.

Involvement in Certain Legal Proceedings

Our sole officer and director has not been involved in or a party in any of the following events or actions during the past ten years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Independence of Directors

We are not required to have independent members of our Board of Directors, and do not anticipate having independent Directors until such time as we are required to do so.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Director(s) evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Director(s) believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Director(s) will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Director(s) may do so by directing a written request addressed to our sole officer and director Tomoo Yoshida, at the address appearing on the first page of this Information Statement.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officer(s) and director(s) for the year ended September 30, 2019 and 2018. This in relation to the Company, Exceed World, Inc.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tomoo Yoshida Chief Executive Officer, Chief Financial Officer Director	2019	1,290,322	0	0	0	0	0	0	1,290,322

Tomoo Yoshida Chief Executive Officer, Chief Financial Officer Director	2018	1,187,324	0	0	0	0	0	0	1,187,324

Notes:

On September 26, 2018, the Company entered into, and consummated, a Share Purchase Agreement with Force Internationale, to acquire 100% of Force Holdings and 100% direct owner of e-Learning. In consideration of this agreement, the Company issued 12,700,000 common shares to Force Internationale.

Note: e-Learning Laboratory Co., Ltd, a Japan corporation, is a wholly owned subsidiary of Force International Holdings Limited, a Hong Kong limited company. e-Communications Co., Ltd, a Japan corporation, is a wholly owned subsidiary of e-Learning Laboratory Co, Ltd, a Japan corporation.

For the year ended September 30, 2019 and 2018, e-Learning Laboratory Co., Ltd., paid out $1,090,413 and $1,072,914, respectively, to Mr. Tomoo Yoshida as salary compensation.

For the year ended September 30, 2019 and 2018, e-Communications Co., Ltd., paid out $199,909 and $114,410, respectively, to Mr. Tomoo Yoshida as salary compensation.

From October 1, 2017 through the year ended September 30, 2019, School TV Co., Ltd. and Force International Holdings Limited had not paid any compensation of any type to Mr. Tomoo Yoshida.

Option/SAR Grants in Last Fiscal Year

None.

Outstanding Equity Awards at Fiscal Year-End

None.

Equity Compensation Plan Information

Not applicable.

Employment Agreements of our Sole Officer and Director

None.

Compensation Discussion and Analysis

Director Compensation

The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executive and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

-19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Pre-Closing Security Ownership

 As of the filing date, the Company had 32,700,000 shares of common stock and no shares of preferred stock issued and outstanding, which number of issued and outstanding shares of common stock and preferred stock have been used throughout this report.

*The table below is as of the filing date.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned (1)
Executive Officers and Directors
Tomoo Yoshida	1,400,000	4.3%	0	0.0%	4.3%
5% Shareholders
Keiichi Koga	1,400,000	4.3%	0	0.0%	4.3%
Force Internationale Limited	27,594,000	84.4%	0	0.0%	84.4%

Note: Tomoo Yoshida and Keiichi Koga are the controlling parties of Force Internationale Limited, a Cayman Island company. Collectively, Mr. Yoshida and Keiichi Koga, through their personal equity interests and those indirect interests of the Company, through their ownership in Force Internationale Limited, own 93% of the issued and outstanding shares of our common stock.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Changes in Control

The Company is not aware of any arrangement which may at a subsequent date result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Family Relationships

None.

Transactions with Related Persons, Promoters, and Certain Control Persons

On September 26, 2018, e-Learning, a direct wholly owned subsidiary of Force Holdings, which was incorporated in Hong Kong with limited liability, entered into a share purchase agreement with Force Internationale, the sole shareholder of Force Holdings, in which e-Learning agreed to sell and Force Internationale agreed to purchase 74.5% equity interest of the Company at a consideration of US$26,000.

On September 26, 2018, the Company entered into, and consummated, a Share Purchase Agreement with Force Internationale, to acquire 100% of Force Holdings and 100% direct owner of e-Learning. In consideration of this agreement, the Company issued 12,700,000 common shares to Force Internationale.

On December 6, 2018, the Company entered into a Share Contribution Agreement (this "Agreement") with Force Internationale, our controlling shareholder. Under this Agreement, the Company transferred 100% of the equity interests of School TV to Force Internationale without consideration. This Agreement and action were approved by the board of directors of each of, the Company, Force Internationale and School TV. A copy of this Agreement is included as Exhibit 10.1 to this Current Report and is hereby incorporated by reference.

Due to related parties and directors

As of March 31, 2020 and September 30, 2019, the Company’s due to related parties and directors are as follows:

	March 31, 2020	September 30, 2019
Due to director
Tomoo Yoshida, CEO, CFO, sole director and a shareholder of the Company	$741,157	$741,133
Total due to director	$741,157	$741,133

Due to related parties
Keiichi Koga, a shareholder of the Company and a director of certain subsidiaries of the Company	$47,635	$47,635
Force Internationale, the Company’s majority shareholder. Tomoo Yoshida is a director of Force Internationale	656,305	633,578
School TV Co., Ltd., a wholly-owned subsidiary of Force Internationale	133,620	132,940
Total due to related parties	$837,560	$814,153

The payable balances are unsecured, due on demand, and bear no interest. From time to time, these related parties have advanced to the Company or paid expenses on behalf of the Company, and the Company has also made repayments.

Tomoo Yoshida provided guarantee for the Company’s office leases during the six months ended March 31, 2020 and 2019.

Due from related parties

As of March 31, 2020 and September 30, 2019, the Company had a long-term loan of $233,315 and $232,128, respectively, due from School TV. The loan is unsecured, bears a 1% per annum interest, and is due on May 24, 2023.

As of March 31, 2020 and September 30, 2019, the Company had a short-term loan of $92,997 and $92,524, respectively, due from School TV included in due from related party. The loan is unsecured, due on demand, and bears a 1% interest per annum.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 7, 2018, the Company released its independent registered public accounting firm, MaloneBailey, LLP (“MB”) of Houston, Texas. MB's report on the financial statements for the year ended September 30, 2017 and the ten-month period from December 1, 2015 through September 30, 2016 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles, except that the report contained an explanatory paragraph stating that there was substantial doubt about the Company's ability to continue as a going concern.

Our Board of Directors participated in and approved the decision to change our independent registered public accounting firm. During the year ended September 30, 2017 and the ten-month period from December 1, 2015 through September 30, 2016, and through September 7, 2018, there have been no disagreements with MB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of MB would have caused them to make reference thereto in their reports on the financial statements.

On September 13, 2018, the Company engaged Lo and Kwong C.P.A. & Co. (“L&K”) of Hong Kong, as its new Independent Registered Public Accounting Firm. During the period ended June 30, 2018 and prior to September 13, 2018 (the date of the new engagement), we did not consult with L&K regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements by L&K, in either case where  written or oral advice provided by L&K would be an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issues or (iii) any other matter that was the subject of a disagreement between us and our former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

On July 12, 2019, the Company dismissed L&K and engaged MB, as its new Independent Registered Public Accounting Firm. The dismissal of L&K was approved by the Company’s Board. During the ten-month period from September 13, 2018 through July 12, 2019, there have been no disagreements with L&K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of L&K would have caused them to make reference thereto in their reports on the financial statements.

During the period ended June 30, 2019 and prior to July 12, 2019 (the date of the new engagement), we did not consult with MB regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements by MB, in either case where  written or oral advice provided by MB would be an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issues or (iii) any other matter that was the subject of a disagreement between us and our former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

Board of Directors Pre-Approval Process, Policies and Procedures

Our principal auditors have informed our sole director of the scope and nature of each service provided. With respect to the provisions of services other than audit, review, or attest services, our principal accountants brought such services to the attention of our sole director prior to commencing such services.

MATERIAL CHANGES

There are no material changes to the Company that are not reported herein.

EXCEED WORLD, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2018

INDEX TO FINANCIAL STATEMENTS

Pages

Report of Independent Registered Public Accounting Firm	F2-F3

Consolidated Balance Sheets	F4

Consolidated Statements of Operations and Comprehensive Income	F5

Consolidated Statements of Shareholders' Equity	F6

Consolidated Statements of Cash Flows	F7

Notes to Consolidated Financial Statements	F8-F11

-F1-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Exceed World, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Exceed World, Inc. and its subsidiaries (collectively, the “Company”) as of September 30, 2019, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2019.

Houston, Texas

March 20, 2020

-F2-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Exceed World, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Exceed World, Inc. (the “Company”) and its subsidiaries (collectively referred to as the “Group”) as of September 30, 2018, and the related consolidated statements of operations and comprehensive income, consolidated statements of shareholders’ equity, and consolidated statements of cash flows for the year ended September 30, 2018, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of September 30, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

Basis for Opinion

The consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

Lo and Kwong C.P.A. & Co. (successor to Lo and Kwong C.P.A. Company Limited)

Hong Kong

January 14, 2019 (July 11, 2019 as the effects of the restatement)

-F3-

EXCEED WORLD, INC.
CONSOLIDATED BALANCE SHEETS

	As of	As of
	September 30, 2019	September 30, 2018
		(Restated)
ASSETS
Current Assets
Cash and cash equivalents	$20,198,362	$22,737,755
Marketable securities	1,156,108	830,331
Accounts receivable	2,344	1,032
Short-term loan receivable	-	395,848
Income tax recoverable	-	425,303
Prepaid expenses	865,274	295,510
Inventories	626,142	380,925
Due from related party	92,524	-
Other current assets	453,291	255,030
TOTAL CURRENT ASSETS	23,394,045	25,321,734

Non-current Assets
Property, plant and equipment, net	$792,452	$343,991
Software, net	1,051,398	2,236,447
Other intangible assets, net	176,897	992,208
Long-term prepaid expenses	84,968	58,341
Deferred tax assets	134,936	287,157
Long-term loan receivable from related party	232,128	-
Insurance funds	91,161	-
TOTAL NON-CURRENT ASSETS	2,563,940	3,918,144

TOTAL ASSETS	$25,957,985	$29,239,878

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$1,226,111	$4,572,204
Accrued expenses and other payables	565,506	65,811
Deposit receipt	-	100,657
Contingency liability	409,428	-
Income tax payable	287,301	-
Deferred income	3,267,399	4,460,652
Capital lease obligations, current	28,683	9,327
Due to related parties	814,153	338,725
Due to director	741,133	596,059
Other current liabilities	735,926	1,741,639
TOTAL CURRENT LIABILITIES	8,075,640	11,885,074

Non-current Liabilities
Capital lease obligations, long-term	$98,964	$41,786
Long-term note payable	-	483,814
Long-term deferred income	-	2,183
TOTAL NON-CURRENT LIABILITIES	98,964	527,783

TOTAL LIABILITIES	$8,174,604	$12,412,857

Shareholders' Equity
Preferred stock ($0.0001 par value, 20,000,000 shares authorized;
none issued and outstanding as of September 30, 2019 and 2018)	$-	$-
Common stock ($0.0001 par value, 500,000,000 shares authorized,
32,700,000 shares issued and outstanding as of September 30, 2019 and 2018)	3,270	3,270
Additional paid-in capital	261,516	99,440
Accumulated earnings	16,764,282	16,896,299
Accumulated other comprehensive income (loss)	754,313	(171,988)
TOTAL SHAREHOLDERS' EQUITY	$17,783,381	$16,827,021

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$25,957,985	$29,239,878

The accompanying notes are an integral part of these consolidated financial statements.

-F4-

EXCEED WORLD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended	Year Ended
	September 30, 2019	September 30, 2018
		(Restated)
Revenues	$28,393,548	$34,878,988
Cost of revenues	16,105,594	18,654,182
Gross profit	12,287,954	16,224,806

Operating expenses
Selling and distribution expenses	1,908,950	1,989,146
Administrative expenses	10,853,331	11,623,028
Total operating expenses	12,762,281	13,612,174

Income (loss) from operations	(474,327)	2,612,632

Other income (expense)
Other income	1,270,353	266,946
Other expenses	(845,289)	(18,171)
Change in fair value of marketable securities	365,026	(568,990)
Interest expenses	(1,513)	(6,082)
Total other income (expense)	788,577	(326,297)

Net income before tax	314,250	2,286,335
Income tax expense (credit)	446,267	(89,297)
Net income (loss)	$(132,017)	$2,375,632

Comprehensive income (loss)
Net income (loss)	(132,017)	2,375,632
Other comprehensive income (loss)
Foreign currency translation adjustment	926,301	(244,734)

TOTAL COMPREHENSIVE INCOME	$794,284	$2,130,898

Income (loss) per common share
Basic	$(0.00)	$0.12
Diluted	$(0.00)	$0.12
Weighted average common shares outstanding
Basic	32,700,000	20,173,973
Diluted	32,700,000	20,173,973

The accompanying notes are an integral part of these consolidated financial statements.

-F5-

EXCEED WORLD, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			ADDITIONAL	OTHER
	COMMON STOCK		PAID IN	COMPREHENSIVE	RETAINED
	NUMBER	AMOUNT	CAPITAL	INCOME (LOSS)	EARNINGS	TOTAL

Balance - September 30, 2017	20,000,000	$2,000	$59,679	$72,746	$14,520,667	$14,655,092

Net income (Restated)	-	-	-	-	2,375,632	2,375,632

Issuance of shares for the acquisition of subsidiaries	12,700,000	1,270	(1,270)	-	-	-

Disposal of a subsidiary under common control	-	-	15,031	-	-	15,031

Reorganization of the Group	-	-	26,000	-	-	26,000

Foreign currency translation (Restated)	-	-	-	(244,734)	-	(244,734)

Balance – September 30, 2018 (Restated)	32,700,000	$3,270	$99,440	$(171,988)	$16,896,299	$16,827,021

Disposal of subsidiary	-	-	162,076	-	-	162,076

Net income	-	-	-	-	(132,017)	(132,017)

Foreign currency translation	-	-	-	926,301	-	926,301

Balance – September 30, 2019	32,700,000	$3,270	$261,516	$754,313	$16,764,282	$17,783,381

The accompanying notes are an integral part of these consolidated financial statements.

-F6-

EXCEED WORLD, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	September 30, 2019	September 30, 2018
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(132,017)	$2,375,632
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,482,474	1,120,652
Loss on written off of property, plant and equipment	-	11,178
Gain on disposal of property, plant and equipment	(8,178)	-
Loss on written off of intangible asset	-	6,275
Change in fair value of marketable securities	(365,026)	568,990
Interest expenses	-	6,082
Gain on company owned life insurance policies	(1,106,958)	-
Changes in operating assets and liabilities:
Accounts receivable	(2,018)	(32)
Income tax recoverable	439,331	(1,072,527)
Prepaid expense	(470,721)	26,221
Inventories	(299,412)	888,033
Other current assets	(182,333)	179,344
Long-term prepaid expenses	(23,241)	-
Deferred tax asset	164,108	-
Accounts payable	(3,513,357)	3,489,220
Accrued expenses and other payables	539,697	(3,928)
Deposit receipts	-	100,611
Income tax payable	282,158	-
Deferred income	(1,398,006)	2,589,542
Due to related parties	-	(29,485)
Due to director	-	431,173
Other current liabilities	(360,390)	(21,611)
Net cash provided by (used in) operating activities	(4,953,889)	10,665,370

CASH FLOWS FROM INVESTING ACTIVITIES
Collection of short-term loan receivable	408,905	-
Purchase of property, plant and equipment	(224,865)	-
Proceeds from disposal of property, plant and equipment	8,178	-
Purchase of intangible assets	(24,989)	(593,662)
Proceeds from sale of securities	87,333	-
Payment towards company-owned life insurance policies	(442,744)	-
Proceeds from company-owned life insurance policies	1,460,173	-
Reorganization of the Company	-	26,000
Disposal of subsidiary	(79,876)	-
Net cash provided by (used in) investing activities	1,192,115	(567,662)

CASH FLOWS FROM FINANCING ACTIVITIES
Interest expense paid	-	(6,082)
Repayment of capital lease obligation	(12,113)	(9,146)
Short-term loan	-	(395,848)
Proceeds from related parties	185,525	-
Repayments to related parties and director	(58,723)	-
Net cash provided by (used in) financing activities	114,689	(411,076)

Net effect of exchange rate changes on cash	$1,107,692	$(175,575)

Net change in cash and cash equivalents
Cash and cash equivalents - beginning of year	22,737,755	13,226,698
Net increase (decrease) in cash	(2,539,393)	9,511,057
Cash and cash equivalents - end of year	$20,198,362	$22,737,755

NON-CASH INVESTING AND FINANCING TRANSACTIONS
Equipment obtained in connection with capital lease	$84,675	$-
Liabilities assumed in connection with purchase of intangible asset	$59,714	$-
Operating expenses paid by related parties and director	$405,835	$-

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$-
Income taxes paid	$1,908	$553,889

The accompanying notes are an integral part of these consolidated financial statements.

-F7-

EXCEED WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2019

NOTE 1 – ORGANIZATION, DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Exceed World, Inc. (the “Company”), was incorporated under the laws of the State of Delaware on November 25, 2014.

On September 26, 2018, e-Learning Laboratory Co., Ltd. (“e-Learning”), a direct wholly owned subsidiary of Force International Holdings Limited, which was incorporated in Hong Kong with limited liability (“Force Holdings”), entered into a share purchase agreement with Force Internationale Limited (“Force Internationale”), the holding company of Force Holdings, in which e-Learning agreed to sell and Force Internationale agreed to purchase 74.5% equity interest of the Company at a consideration of US$26,000.

On September 26, 2018, the same date, Force Internationale entered into a share purchase agreement with the Company, in which Force Internationale agreed to sell and the Company agreed to purchase 100% equity interest of Force Holdings. In consideration of the agreement, the Company issued 12,700,000 common stock at US$1 each to Force Internationale. The results of these transactions are that Force Internationale is an 84.4% owner of the Company and the Company is a 100% owner of Force Holdings (the “Reorganization”).

On December 6, 2018, the Company entered into a share contribution agreement (the “Agreement”) with Force Internationale. Under this Agreement, the Company transferred 100% of the equity interest of School TV Co., Ltd. ("School TV"), to Force Internationale without consideration. This Agreement was approved by the board of directors of the Company, Force Internationale and School TV. Upon the completion of the disposal, School TV was deconsolidated from the Company's consolidated financial statements.

As of September 30, 2019, the Company operates through our wholly owned subsidiaries, which are engaged in provision of the educational services through an internet platform called “Force Club”.

The Company has elected September 30th as its fiscal year end.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Inter-company accounts and transactions have been eliminated. The results of subsidiaries disposed during the respective periods are included in the consolidated statements of operations and comprehensive income up to the effective date of disposal.

Name of Subsidiary	Place of Organization	Percentage of Effective Ownership
Force International Holdings Limited (“Force Holdings”)	Hong Kong	100%
e-Learning Laboratory Co., Ltd. (“e-Learning”)	Japan	100% (*1)
e-Communications Co., Ltd. (“e-Communications”)	Japan	100% (*2)

(*1) Wholly owned subsidiary of Force Holdings

(*2) Wholly owned subsidiary of e-Learning

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on net earnings and financial position.

USE OF ESTIMATES

The accompanying consolidated financial statements are prepared on a basis of conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The presentation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as the date of the financial statements and the reported amounts of revenue and expenses reported in those financial statements. Certain significant accounting policies that contain subjective management estimates and assumptions include those related to going concern, allowance for doubtful accounts, valuation allowance on deferred income tax, write-down in value of inventory, sales allowance, useful lives, and impairment of long-lived assets and legal contingencies. Operating results in the future could vary from the amounts derived from management's estimates and assumptions.

RELATED PARTY TRANSACTION

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

CASH EQUIVALENTS

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase as cash equivalents.

ACCOUNTS RECEIVABLE AND ALLOWANCE

Accounts receivable are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are recorded corresponding to the allowance when identified.

INVESTMENTS

The Company's investments in marketable securities are reported at their fair values as quoted by market exchanges in the consolidated balance sheets with changes in fair value recognized in earnings. The Company regularly reviewed its investments in marketable securities for impairments. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other than temporary, the Company would record an impairment charge and establish a new carrying value.

The Company also has investments in corporate-owned life insurance policies to insure its CEO and key employees. These insurance policies are recorded at their cash surrender values in the consolidated balance sheets with change in the cash surrender value during the period recorded in earnings.

INVENTORIES

Inventories, consisting of mainly educational products accounted for using the weighted average method and health related products accounted for using the first-in, first-out method, are valued at the lower of cost and market value.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost less depreciation and impairment loss. Depreciation is calculated using the straight-line method or reducing balance method at the following estimated useful life:

Building	47 years on straight-line method
Leasehold improvement	10 years on straight-line method
Equipment	2 to 15 years on declining balance method or straight-line method
Vehicle	6 years on declining balance method or straight-line method

Assets held under capital lease obligation are depreciated over their expected useful lives on the same basis as owned assets.

INTANGIBLE ASSETS

Intangible assets consist of internal use software, franchise rights, membership and land.

The Company capitalizes certain costs related to obtaining or developing software for internal use. Costs incurred during the application development stage internally or externally are capitalized and amortized on a straight-line basis over the expected useful life of five years. The application development stage includes design of chosen path, software configuration and integration, coding, hardware installation and testing. Costs incurred during the preliminary project stage and post implementation-operation stage are expensed as incurred.

Franchise rights were amortized on a straight-line basis over a useful life of 15 years. The gross carrying value was $nil and $667,378, and accumulated amortization was $nil and $55,848, included in other intangible asset as of September 30, 2019 and 2018, respectively. Franchise rights were disposed along with the disposal of STV (see Note 11).

Membership and land have indefinite useful life, and the balance was $176,897 and $386,390 as of September 30, 2019 and 2018, respectively, included in other intangible assets.

IMPAIRMENT OF LONG-LIVED ASSETS

The carrying value of property, plant and equipment and intangible assets subject to depreciation and amortization is evaluated whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be measured by the amount by which the carrying value of the asset exceeds the fair value of the asset.

-F8-

FOREIGN CURRENCY TRANSLATION

The Company maintains its books and records in its local currencies, Japanese YEN (“JPY”) , Hong Kong Dollars (“HK$”) and United States Dollars (“US$”), which are the functional currencies as being the primary currencies of the economic environment in which their operations are conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operations and comprehensive income.

The reporting currency of the Company is US$ and the accompanying consolidated financial statements have been expressed in US$. In accordance with ASC Topic 830-30, Translation of Financial Statement, assets and liabilities of the Company whose functional currency is not US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. Shareholders’ equity is translated at historical exchange rate at the time of transaction. The gains and losses resulting from translation of financial statements are recorded as a separate component of accumulated other comprehensive income within the consolidated statements of shareholders’ equity.

Translation of amounts from the local currency of the Company into US$1 has been made at the following exchange rates:

	September 30, 2019	September 30, 2018
Current JPY: US$1 exchange rate	108.08	113.68
Average JPY: US$1 exchange rate	110.05	110.47

Current HK$: US$1 exchange rate	7.80	7.83
Average HK$: US$1 exchange rate	7.80	7.83

REVENUE RECOGNITION

The Company operates and manages multilevel marketing (“MLM”) in operating its businesses as the Force Club Membership and generates revenues primarily by providing the rights to access the Company’s educational content and to recruit new members.

On October 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method applied to those contracts which were not completed as of October 1, 2018. Results for reporting periods beginning after October 1, 2018 are presented under ASC 606, while prior period amounts have not been adjusted and continue to be reported in accordance with the Company’s historic accounting under ASC 605, Revenue Recognition. The adoption had no material impact on the Company’s consolidated financial statements and there was no adjustment to the beginning retained earnings on October 1, 2018.

The Company recognizes revenue by applying the following steps in accordance with ASC 606 - Revenue from contracts with Customers. The Company recognizes revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to be entitled to receive in exchange for those products or services.

- Identification of the contract, or contracts, with a customer

- Identification of the performance obligations in the contract

- Determination of the transaction price

- Allocation of the transaction price to the performance obligations in the contract

- Recognition of revenue when (or as) we satisfy the performance obligation

Force Club Membership fee

Nature of operation

Our revenue generated from Force Club Membership arrangements accounted for substantially all of our revenues during the year ended September 30, 2019. Generally, the Company grants Force Club members the rights to access the Company’s educational content. There are two tiers of members, namely standard members and premium members.

The premium members are granted full access to the Company’s educational contents and the right to recruit prospect customers to become the Company’s members. Each premium member needs to purchase a premium pack, containing promotional materials aiding the recruiting process, from the Company. The standard members are granted limited access to the Company’s educational content.

Revenue from the premium pack is recognized at a point in time upon delivery. Revenue from the right to access the Company’s educational contents is recognized over a period of time ratably over the effective period.

The revenue generated from premium members consists substantially all of the Company’s revenue. The Company's chief operating decision make reviews results analyzed by customers and the analysis is only presented at the revenue level with no allocation of direct or indirect costs. The Company determines that it has only one operating segment. Consequently, the Company does not disaggregate revenue recognized from contracts with customers

Contract asset and liability

Deferred income is recorded when consideration is received from a member prior to the goods were delivered or the access was granted. As of September 30, 2019, the Company's deferred income was $3,267,399. As of September 30, 2018, the Company's deferred income was $4,460,652, all of which was recognized as revenue in the year ended September 30, 2019.

The Company does not have any contract asset.

ADVERTISING

Advertising costs are expensed as incurred and included in selling and distributions expenses. Advertising expense was $1,908,950 and $913,480 for the years ended September 30, 2019 and 2018, respectively.

EARNINGS PER SHARE

The Company computes basic and diluted earnings per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income by the weighted average number of common stock outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

The Company does not have any potentially dilutive instruments as of September 30, 2019 and 2018 and, thus, anti-dilution issues are not applicable.

INCOME TAXES

The provision for income taxes includes income taxes currently payable and those deferred as a result of temporary differences between the financial statements and the income tax basis of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates on deferred income tax assets and liabilities is recognized in income or loss in the period that includes the enactment date. A valuation allowance is provided to reduce deferred tax assets to the amount of future tax benefit when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Projected future taxable income and ongoing tax planning strategies are considered and evaluated when assessing the need for a valuation allowance. Any increase or decrease in a valuation allowance could have a material adverse or beneficial impact on the Company’s income tax provision and net income or loss in the period the determination is made.

LEASES

The Company classifies leases as either capital lease or operating lease. If the lease terms meet one or all of the following criteria, it is classified as a capital lease, otherwise as an operating lease: (1) the ownership of the lease is transferred to the lessee at the end of the lease term; (2) the lease contains a bargain purchase option; (3) the lease term is at least 75% of the economic life of the leased property; and (4) the present value of the lease payments is at least 90% of the fair market value of the leased property.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (ASC 606)” and issued subsequent amendments to the initial guidance or implementation guidance between August 2015 and November 2017 within ASU 2015-04, ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2016-20, ASU 2017-13, and ASU 2017-14 (collectively, including ASU 2014-09, “ASC 606”). Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Effective October 1, 2018, the Company adopted the standard using the modified retrospective method, the adoption of ASC 606 did not have a material impact on our consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01 “Financial Instruments – Overall.” The amendments in ASU 2016-01 are intended to improve the recognition, measurement, presentation and disclosure of financial assets and liabilities to provide users of financial statements with information that is more useful for decision-making purposes. Among other changes, ASU 2016-01 would require equity securities to be measured at fair value with changes in fair value recognized through net income, but would allow equity securities that do not have readily determinable fair values to be re-measured at fair value either upon the occurrence of an observable price change or upon identification of an impairment. The amendments would simplify the impairment assessment of such equity securities and would require enhanced disclosure about these investments. ASU 2016-01 would also require separate presentation of financial assets and liabilities by measurement category and type of instrument, such as securities or loans, on the balance sheet or in the notes, and would eliminate certain other disclosures relating to the methods and assumptions used to estimate fair value. For public entities, the amendments in ASU 2016-01 are effective for interim and annual reporting periods beginning after December 15, 2017. The Company adopted ASU 2016-01 on October 1, 2018 with no impact to the Company’s beginning retained earnings.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” and issued subsequent amendments to the initial guidance or implementation guidance including ASU 2017-13, 2018-01, 2018-10, 2018-11, 2018-20 and 2019-01 (collectively, including ASU 2016-02, “ASC 842”). Under ASC 842, lessees will be required to recognize all leases at the commencement date including a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use (ROU) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

The standard will be effective for the Company beginning October 1, 2019, with early adoption permitted. The Company will adopt the standard on October 1, 2019 on a modified retrospective basis and will not restate comparable periods. The Company will elect the package of practical expedients permitted under the transition guidance, which allows the Company to carry forward the historical lease classification, the assessment whether a contract is or contains a lease and initial direct costs for any leases that exist prior to adoption of the new standard. The Company will also elect the practical expedient not to separate lease and non-lease components for certain classes of underlying assets and the short-term lease exemption for contracts with lease terms of 12 months or less. The Company anticipates this standard will have a material impact on the Company’s consolidated balance sheets. The Company estimates that approximately $563,000 would be recognized as ROU assets and lease liabilities upon adoption. However, the Company does not expect adoption will have a material impact on the consolidated statements of operations and comprehensive income.

-F9-

NOTE 3 - FAIR VALUE MEASUREMENT

FASB ASC 820, Fair Value Measurements and Disclosures, ("ASC 820") defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies into three levels:

Level 1:   Quoted prices in active markets for identical assets or liabilities.

Level 2:   Significant other inputs that are directly or indirectly observable in the marketplace.

Level 3:   Significant unobservable inputs which are supported by little or no market activity.

The following table presents information about the Company’s assets that are measured at fair value as of September 30, 2019 and 2018, and indicates the fair value hierarchy of the valuation.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of September 30, 2019
Marketable Securities:
Publicly held equity securities	$1,156,108	-	-	1,156,108
Total	1,156,108	-	-	1,156,108

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of September 30, 2018
Marketable Securities:
Publicly held equity securities	$830,331	-	-	830,331
Total	830,331	-	-	830,331

NOTE 4 - INCOME TAXES

For the years ended September 30, 2019, the provision of income tax expense was $ $446,267, consisting of current portion of $282,159 and deferred portion of $164,108.

For the years ended September 30, 2018, the Company incurred income tax credit in the amount of $89,297.

Japan

The Company conducts its major businesses in Japan and e-Learning and e-Communications (“Japanese Subsidiaries”) are subject to tax in this jurisdiction. As a result of its business activities, Japanese Subsidiaries file tax returns that are subject to examination by the local tax authority.

Japanese Subsidiaries are subject to a number of income taxes, which, in aggregate, represent a statutory tax rate approximately as follows:

	Company’s assessable profit
For the year ended September 30,	Up to JPY 4 million	Up to JPY 8 million	Over JPY 8 million
2018	21.42%	23.20%	33.80%
2019	21.42%	23.20%	33.80%

Open tax years in Japan are five years. As of September 30, 2019, the Company’s earliest open tax year for Japanese income tax purposes is its fiscal year ended September 30, 2014. The Company's tax attributes from prior periods remain subject to adjustment.

The reconciliations of the Japanese statutory income tax rate and the Company’s effective income tax rate are as follows:

	Year Ended	Year Ended
	September 30, 2019	September 30, 2018
		(Restated)
Japanese statutory tax rate	33.80%	33.80%
Carryover of losses	-	(33.80)%
Income tax difference under different tax jurisdictions	49.50%	-
Additional deduction allowed for tax	(9.58)%	-
Deferred tax adjustments	59.83%	-
Other adjustments	8.46%	-
Total	142.01%	-

Hong Kong

Force Holdings, a direct wholly owned subsidiary of the Company in Hong Kong, is engaged in investment holding. Hong Kong profits tax has been provided at the rate of 16.5% on the estimated assessable profit arising in Hong Kong.

No provision for the Hong Kong profits tax has been made as Force Holdings did not generate any estimated assessable profits in Hong Kong during the years ended September 30, 2019 and 2018.

Open tax year in Hong Kong is six years after the relevant year of assessment. This may be extended to ten years in the case of fraud of willful evasion of taxes. There are no provisions that govern the time limit for tax collection.

United States

Exceed World, Inc., which acts as a holding company on a non-consolidated basis, does not plan to engage any business activities and current or future loss will be fully allowed. For the years ended September 30, 2019 and 2018, Exceed World, Inc., as a holding company registered in the state of Delaware, has incurred net loss and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry forward has been fully reserved.

The Company is a Delaware corporation that is subject to U.S. corporate income tax on its taxable income at a rate of up to 21% for taxable years beginning after December 31, 2017 and U.S. corporate income tax on its taxable income of up to 35% for prior tax years. Recent U.S. federal tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the “2017 Act”), was signed into law on December 22, 2017. The 2017 Act significantly modified the U.S. Internal Revenue Code by, among other things, reducing the statutory U.S. federal corporate income tax rate from 35% to 21% for taxable years beginning after December 31, 2017; limiting and/or eliminating many business deductions; migrating the U.S. to a territorial tax system with a one-time transition tax on a mandatory deemed repatriation of previously deferred foreign earnings of certain foreign subsidiaries; subject to certain limitations, generally eliminating U.S. corporate income tax on dividends from foreign subsidiaries; and providing for new taxes on certain foreign earnings. Taxpayers may elect to pay the one-time transition tax over eight years or in a single lump sum.

The 2017 Act also includes provisions for a new tax on the Global Intangible Low-taxed Income (“GILTI”) effective for tax years of foreign corporations beginning after December 31, 2017. The GILTI provisions impose a tax on foreign income in excess of a deemed return on tangible assets of controlled foreign corporations (“CFCs”), subject to the possible use of foreign tax credits and a deduction equal to 50 percent to offset the income tax liability, subject to some limitations. The Company elected to account for GILTI tax in the period the tax is incurred, and no provision is made during the year ended September 30, 2019.

To the extent that portions of the Company’s U.S. taxable income, such as Subpart F income or GILTI, are determined to be from sources outside of the U.S., subject to certain limitations, the Company may be able to claim foreign tax credits to offset its U.S. income tax liabilities. If dividends that the Company receives from its subsidiaries are determined to be from sources outside of the U.S., subject to certain limitations, the Company will generally not be required to pay U.S. corporate income tax on those dividends. Any liabilities for U.S. corporate income tax will be accrued in the Company’s consolidated statements of operations and comprehensive income and estimated tax payments will be made when required by U.S. law.

As of September 30, 2019, the Company’s earliest open tax year for U.S. federal income tax purposes is its fiscal year ended September 30, 2017. The Company's tax attributes from prior periods remain subject to adjustment. Open tax years in state and foreign jurisdictions generally range from three to six years.

NOTE 5 - DEFERRED TAX ASSETS

The Components of deferred tax assets as of September 30, 2019 and 2018 are as follows:

	September 30, 2019	September 30, 2018
		（Restated）
Marketable securities	$(304,944)	$-
Insurance funds	73,551	287,157
Software	157,084
Expenses	153,949	-
Revenues	55,296
Deferred tax assets	134,936	287,157
Valuation allowance	-	-
Net deferred tax assets, non-current	$134,936	$287,157

NOTE 6 - RELATED-PARTY TRANSACTIONS

Due to related parties and directors

As of September 30, 2019 and 2018, the Company’s due to related parties and directors are as follows:

	September 30, 2019	September 30, 2018
		（Restated）
Due to director
Tomoo Yoshida, CEO, CFO, sole director and a shareholder of the Company	$741,133	$596,059
Total due to director	$741,133	$596,059

Due to related parties
Keiichi Koga, a shareholder of the Company and a director of certain subsidiaries of the Company	$47,635	$47,710
Force Internationale, the Company’s majority shareholder. Tomoo Yoshida is a director of Force Internationale	633,578	291,015
School TV Co., Ltd. (“School TV”), a wholly-owned subsidiary of the Company as of September 30, 2018, disposed to and currently owned by Force Internationale at the date of filing (See note 1)	132,940	-
Total due to related parties	$814,153	$338,725

The payable balances are unsecured, due on demand, and bear no interest. From time to time, these related parties have advanced to the Company or paid expenses on behalf of the Company, and the Company has also made repayments.

Tomoo Yoshida provided guarantee for the Company’s office leases during the years ended September 30, 2019 and 2018.

Due from related parties

As of September 30, 2019, the Company had a long-term loan of $232,128 due from School TV. The loan is unsecured, bears a 1% per annum interest, and is due on 5/24/2023. During the year ended September 30, 2019, the Company received an interest of $2,272 from School TV.

As of September 30, 2019, the Company had a short-term loan of $92,524 due from School TV included in due from related party. The loan is unsecured, due on demand, and bears a 1% interest per annum. During the year ended September 30, 2019, the Company received an interest of $1,363 from School TV.

-F10-

NOTE 7 – SHORT-TERM LOAN RECEIVABLE

On September 14, 2018, the Company entered into a loan agreement to lend JPY45,000,000 ($395,848) to a third party, Star Gate Investment Holdings Limited. The loan was unsecured with the maturity date on March 31, 2019 and an interest of JPY400,000 ($3,577) per quarter. The loan was collected in full on April 24, 2019.

NOTE 8 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	September 30, 2019	September 30, 2018
		（Restated）
Building	$243,840	$54,984
Leasehold improvement	57,217	-
Equipment	1,086,546	741,083
Vehicles	68,930	119,296
	1,456,533	915,363

Accumulated depreciation	(664,081)	(569,650)
	792,452	345,713
Net effect of exchange rate	-	(1,722)
Total net book value	$792,452	$343,991

The aggregate depreciation expense of property, plant and equipment was $108,152 and $100,229 for the years ended September 30, 2019 and 2018, respectively.

NOTE 9 – SOFTWARE

The book value of the Company’s software as of September 30, 2019 and 2018 were as follows:

	September 30, 2019	September 30, 2018
		(Restated)
Software	$3,917,921	$5,121,311
Accumulated amortization	(2,866,523)	(2,867,476)
	1,051,398	2,253,835
Net effect of exchange rate	-	(17,388)
Total net book value	$1,051,398	$2,236,447

The aggregate amortization expense related to the software was $1,362,342 and $962,534 for the years ended December 31, 2019 and 2018, respectively, included in operating expenses.

The estimated future amortization expense of our software as of September 30, 2019 is as follows:

Year ending September 30	Amount
2020	$561,791
2021	265,306
2022	134,827
2023	80,613
2024	8,861
Thereafter	-
Total	$1,051,398

NOTE 10 – COMMITMENTS

As of September 30, 2019, the Company has three capital leases of equipment and vehicle with a gross value of $86,218 and $68,930, respectively, included in property, plant and equipment.

The Company also leases its offices under operating lease, and the rental expense is $550,683 and $411,226 for the years ended September 30, 2019 and 2018.

The future minimum lease payments as of September 30, 2019 are as follows:

Year ending September 30	Capital lease	Operating lease
2020	$30,305	$470,430
2021	30,305	112,212
2022	43,458	-
2023	19,558	-
2024	11,409	-
Thereafter	-	-
Total	$135,035	$582,642
Less: imputed interest	(7,388)	-
Total capital lease obligation	127,647	-
Less: current portion	(28,683)	-
Long-term lease obligation	$98,964	$-

NOTE 11 - DISPOSAL OF SUBSIDIARY

On December 6, 2018, School TV, an entity under common control of Force Internationale, was deconsolidated from the Company's consolidated financial statements (see Note 1). The Company recorded an increase in additional paid in capital of $162,076 at this deconsolidation. This disposal does not constitute a strategic shift of the Company’s operation and business after Reorganization.

NOTE 12 - CONTINGENCIES

The Company is subject to various claims and legal proceedings in the course of conducting the business related to Force Club Membership and, from time to time, the Company may become involved in additional claims and lawsuits incidental to the businesses. The Company’s legal counsel and the management routinely assess the likelihood of adverse judgments and outcomes to these matters, as well as ranges of probable losses; to the extent losses are reasonably estimable. Accruals are recorded for these matters to the extent that management concludes a loss is probable and the financial impact, should an adverse outcome occur, is reasonable estimable.

In the opinion of management, appropriate and adequate accruals for legal matters have been made, and management believes that the probability of a material loss beyond the amounts accrued is remote. Nevertheless, the Company cannot predict the impact of future developments affecting our pending or future claims and lawsuits. The Company expenses legal costs as incurred, and all recorded legal liabilities are adjusted as required as better information becomes available to the Company. The factors the Company considers when recording an accrual for contingencies include, among others: (i) the opinions and views of the Company’s legal counsel; (ii) the Company’s previous experience; and (iii) the decision of our management as to how we intend to respond to the complaints.

For the year ended September 30, 2019, the Company settled 11 legal cases in total amount of approximately JPY48.8 million (approximately $443,000) related to the cancellation of contracts. From September 30, 2019 to March 20, 2020, the filing date of this 10-K report, the Company has settled one case under the same nature with the amount of approximately JPY2.7 million (approximately $25,000). As of the filling date, the Company had 24 pending legal cases, claiming a damage of approximately JPY159.2 million (approximately $1.5 million) under the same nature. Our legal counsel estimated a probable settlement of 23 of these cases with total settlement amount of approximately JPY41.6 million (approximately $384,000). Our legal counsel was not able to estimate the likelihood of the loss for one of the pending legal cases with an original claim of approximately JPY25.1 million (approximately $232,000). The Company has recorded JPY44.3 million (approximately $409,000) as contingency liability as of September 30, 2019.

NOTE 13 – SUBSEQUENT EVENTS

On November 15, 2019, the Company entered into a loan agreement to lend JPY30,000,000 (approximately $278,000) to a third party, CAI Media Co., Ltd (“CAI”). The loan is secured by a number of common shares of CAI. The loan charges an annual interest rate of 2% and matures on May 14, 2020.

-F11-

EXCEED WORLD, INC.

FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2020 AND 2019

INDEX TO FINANCIAL STATEMENTS

Pages

Consolidated Balance Sheets (Unaudited)	FF2

Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)	FF3

Consolidated Statements of Shareholders' Equity (Unaudited)	FF4

Consolidated Statements of Cash Flows (Unaudited)	FF5

Notes to Consolidated Financial Statements (Unaudited)	FF6-FF7

-FF1-

EXCEED WORLD, INC. CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31, 2020	September 30, 2019
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$17,117,857	$20,198,362
Marketable securities	766,617	1,156,108
Accounts receivable	2,234	2,344
Short-term loan receivable	278,992	-
Prepaid expenses	1,175,751	865,274
Inventories	520,226	626,142
Due from related party	92,997	92,524
Other current assets	257,080	453,291
TOTAL CURRENT ASSETS	20,211,754	23,394,045

Non-current Assets
Property, plant and equipment, net	743,382	792,452
Software, net	719,787	1,051,398
Operating lease right-of-use assets	450,204	-
Other intangible assets, net	177,265	176,897
Long-term prepaid expenses	82,764	84,968
Deferred tax assets	291,765	134,936
Long-term loan receivable from related party	233,315	232,128
Insurance funds	109,060	91,161
TOTAL NON-CURRENT ASSETS	2,807,542	2,563,940

TOTAL ASSETS	$23,019,296	$25,957,985

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$955,952	$1,226,111
Accrued expenses and other payables	457,228	565,506
Contingency liability	455,789	409,428
Income tax payable	-	287,301
Deferred income	1,240,173	3,267,399
Finance lease obligations, current	26,388	28,683
Operating lease liabilities, current	302,836	-
Due to related parties	837,560	814,153
Due to director	741,157	741,133
Other current liabilities	871,434	735,926
TOTAL CURRENT LIABILITIES	5,888,517	8,075,640

Non-current Liabilities
Finance lease obligations, non-current	81,301	98,964
Operating lease liabilities, non-current	107,603	-
TOTAL NON-CURRENT LIABILITIES	188,904	98,964

TOTAL LIABILITIES	6,077,421	8,174,604

Shareholders' Equity
Preferred stock ($0.0001 par value, 20,000,000 shares authorized;
none issued and outstanding as of March 31, 2020 and September 30, 2019)	-	-
Common stock ($0.0001 par value, 500,000,000 shares authorized,
32,700,000 shares issued and outstanding as of March 31, 2020 and September 30, 2019)	3,270	3,270
Additional paid-in capital	261,516	261,516
Accumulated earnings	15,834,037	16,764,282
Accumulated other comprehensive income	843,052	754,313
TOTAL SHAREHOLDERS' EQUITY	16,941,875	17,783,381

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$23,019,296	$25,957,985

The accompanying notes are an integral part of these unaudited consolidated financial statements.

-FF2-

EXCEED WORLD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
		(Restated)		(Restated)
Revenues	$5,345,918	$5,908,517	$11,178,526	$13,800,681
Cost of revenues	3,043,386	3,050,728	5,863,270	7,547,419
Gross profit	2,302,532	2,857,789	5,315,256	6,253,262

OPERATING EXPENSES
Selling and distribution expenses	423,895	424,407	622,720	638,920
Administrative expenses	3,038,048	2,587,188	5,327,520	5,735,325
Total operating expenses	3,461,943	3,011,595	5,950,240	6,374,245

Loss from operations	(1,159,411)	(153,806)	(634,984)	(120,983)

Other income (expense)
Other income	16,494	50,902	19,889	78,195
Other expenses	(53,949)	-	(77,683)	-
Change in fair value of marketable securities	(604,354)	181,677	(390,645)	(168,383)
Interest expenses	(525)	(378)	(1,081)	(757)
Total other income (expense)	(642,334)	232,201	(449,520)	(90,945)

Net income (loss) before tax	(1,801,745)	78,395	(1,084,504)	(211,928)
Income tax expense (credit)	(381,747)	86,583	(154,259)	153,082
NET LOSS	$(1,419,998)	$(8,188)	$(930,245)	$(365,010)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	181,547	(201,978)	88,739	476,866

TOTAL COMPREHENSIVE INCOME (LOSS)	$(1,238,451)	$(210,166)	$(841,506)	$111,856

Loss per common share
Basic	$(0.04)	$(0.00)	$(0.03)	$(0.01)
Diluted	$(0.04)	$(0.00)	$(0.03)	$(0.01)

Weighted average common shares outstanding
Basic	32,700,000	32,700,000	32,700,000	32,700,000
Diluted	32,700,000	32,700,000	32,700,000	32,700,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

-FF3-

EXCEED WORLD, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

			ADDITIONAL	ACCUMULATED OTHER	RETAINED
	COMMON STOCK		PAID IN	COMPREHENSIVE	EARNINGS
	NUMBER	AMOUNT	CAPITAL	INCOME (LOSS)		TOTAL

Balance – September 30, 2018 (Restated)	32,700,000	$3,270	$99,440	$(171,988)	$16,896,299	$16,827,021

Disposal of subsidiary	-	-	162,076	-	-	162,076

Net loss (Restated)	-	-	-	-	(356,822)	(356,822)

Foreign currency translation (Restated)	-	-	-	678,844	-	678,844

Balance – December 31, 2018 (Restated)	32,700,000	$3,270	$261,516	$506,856	$16,539,477	$17,311,119

Net loss (Restated)	-	-	-	-	(8,188)	(8,188)

Foreign currency translation (Restated)	-	-	-	(201,978)	-	(201,978)

Balance – March 31, 2019 (Restated)	32,700,000	$3,270	$261,516	$304,878	$16,531,289	$17,100,953

Balance – September 30, 2019	32,700,000	$3,270	$261,516	$754,313	$16,764,282	$17,783,381

Net income	-	-	-	-	489,753	489,753

Foreign currency translation	-	-	-	(92,808)	-	(92,808)

Balance – December 31, 2019	32,700,000	$3,270	$261,516	$661,505	$17,254,035	$18,180,326

Net loss	-	-	-	-	(1,419,998)	(1,419,998)

Foreign currency translation	-	-	-	181,547	-	181,547

Balance – March 31, 2020	32,700,000	$3,270	$261,516	$843,052	$15,834,037	$16,941,875

The accompanying notes are an integral part of these unaudited consolidated financial statements.

-FF4-

EXCEED WORLD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended	Six Months Ended
	March 31, 2020	March 31, 2019
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(930,245)	$(365,010)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	388,790	519,415
Change in fair value of marketable securities	390,645	168,383
Loss on company owned life insurance policies	52,885	-
Noncash lease expense	246,152	-
Deferred tax assets	(154,259)	-
Changes in operating assets and liabilities:
Accounts receivable	121	302
Income tax recoverable	-	339,594
Prepaid expenses	(345,511)	(426,951)
Inventories	107,805	(330,118)
Other current assets	196,053	(78,916)
Long-term prepaid expenses	2,602	-
Accounts payable	(273,104)	(3,648,669)
Accrued expenses and other payables	19,036	(178,422)
Income tax payable	(285,295)	-
Deferred income	(1,322,875)	413,584
Operating lease liabilities	(242,293)	-
Other current liabilities	(522,523)	-
Net cash used in operating activities	(2,672,016)	(3,586,808)

CASH FLOWS FROM INVESTING ACTIVITIES
Loan made to third party	(275,964)	-
Purchase of property, plant and equipment	(2,760)	(139,207)
Purchase of intangible assets	-	(24,578)
Purchase of company-owned life insurance policies	(70,191)	-
Disposal of a subsidiary, net of cash disposed of	-	(79,875)
Proceeds from sale of securities	-	86,623
Net cash used in investing activities	(348,915)	(157,037)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of finance lease obligation	(20,362)	-
Proceeds from related parties	-	5,366
Repayment to related parties and director	(105,209)	-
Net cash provided by (used in) financing activities	(125,571)	5,366

Net effect of exchange rate changes on cash	65,997	639,459

Net change in cash and cash equivalents
Cash and cash equivalents - beginning of period	20,198,362	22,737,755
Net decrease in cash	(3,080,505)	(3,099,020)
Cash and cash equivalents - end of period	$17,117,857	$19,638,735

NON-CASH INVESTING AND FINANCING TRANSACTIONS
Operating expense paid by related parties on behalf of the Company	$128,550	$282,814
Liabilities assumed in connection with purchase of intangible assets	$-	$20,329

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$1,081	$-
Income taxes paid	$285,636	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

-FF5-

EXCEED WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2020

(UNAUDITED)

NOTE 1 – ORGANIZATION, DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Exceed World, Inc. (the “Company”), was incorporated under the laws of the State of Delaware on November 25, 2014.

On September 26, 2018, e-Learning Laboratory Co., Ltd. (“e-Learning”), a direct wholly owned subsidiary of Force International Holdings Limited, which was incorporated in Hong Kong with limited liability (“Force Holdings”), entered into a share purchase agreement with Force Internationale Limited (“Force Internationale”), the holding company of Force Holdings, in which e-Learning agreed to sell and Force Internationale agreed to purchase 74.5% equity interest of the Company at a consideration of $26,000.

On September 26, 2018, the same date, Force Internationale entered into a share purchase agreement with the Company, in which Force Internationale agreed to sell and the Company agreed to purchase 100% equity interest of Force Holdings. In consideration of the agreement, the Company issued 12,700,000 common stock at US$1 each to Force Internationale. The results of these transactions are that Force Internationale is an 84.4% owner of the Company and the Company is a 100% owner of Force Holdings.

On December 6, 2018, the Company entered into a share contribution agreement with Force Internationale. Under this agreement, the Company transferred 100% of the equity interest of School TV Co., Ltd. ("School TV"), to Force Internationale without consideration. This agreement was approved by the board of directors of the Company, Force Internationale and School TV. Upon the completion of the disposal, School TV was deconsolidated from the Company's consolidated financial statements.

As of March 31, 2020, the Company operates through our wholly owned subsidiaries, which are engaged in provision of the educational services through an internet platform called “Force Club”.

The Company has elected September 30th as its fiscal year end.

The accompanying unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year. When used in these notes, the terms "Company", "we", "us" or "our" mean the Company. Certain information and note disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America has been omitted from these statements pursuant to such accounting principles and, accordingly, they do not include all the information and notes necessary for comprehensive financial statements and should be read in conjunction with our consolidated financial statements for the year ended September 30, 2019, included in our Form 10-K.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Inter-company accounts and transactions have been eliminated.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on net earnings and financial position.

USE OF ESTIMATES

The presentation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as the date of the financial statements and the reported amounts of revenue and expenses reported in those financial statements. Certain significant accounting policies that contain subjective management estimates and assumptions include those related to going concern, allowance for doubtful accounts, valuation allowance on deferred income tax, write-down in value of inventory, sales allowance, useful lives and impairment of long-lived assets, and legal contingencies. The extent to which the COVID-19 pandemic may directly or indirectly impact our business, financial condition, and results of operations is highly uncertain and subject to change. We considered the potential impact of the COVID-19 pandemic on our estimates and assumptions and there was not a material impact to our consolidated financial statements as of March 31, 2020 and for the six months then ended. Due to the high uncertainty of the evolving situation, the Company has limited visibility on the full impact brought upon by the COVID-19 pandemic and the related financial impact cannot be estimated at this time. Operating results in the future could vary from the amounts derived from management's estimates and assumptions.

RELATED PARTY TRANSACTION

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company conducts business with its related parties in the ordinary course of business.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

FOREIGN CURRENCY TRANSLATION

The Company maintains its books and records in its local currencies, Japanese YEN (“JPY”) and Hong Kong Dollars (“HK$”), which are the functional currencies as being the primary currencies of the economic environment in which their operations are conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operations and comprehensive income.

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In accordance with ASC Topic 830-30, Translation of Financial Statement, assets and liabilities of the Company whose functional currency is not US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. Shareholders’ equity is translated at historical exchange rate at the time of transaction. The gains and losses resulting from translation of financial statements are recorded as a separate component of accumulated other comprehensive income within the consolidated statements of shareholders’ equity.

Translation of amounts from the local currency of the Company into US$1 has been made at the following exchange rates:

	March 31, 2020	March 31, 2019
Current JPY: US$1 exchange rate	107.53	110.84
Average JPY: US$1 exchange rate	108.84	111.84

Current HK$: US$1 exchange rate	7.80	7.85
Average HK$: US$1 exchange rate	7.80	7.83

REVENUE RECOGNITION

The Company operates and manages multilevel marketing (“MLM”) in operating its businesses as the Force Club Membership and generates revenues primarily by providing the rights to access the Company’s educational content and to recruit new members.

The Company recognizes revenue by applying the following steps in accordance with ASC 606 - Revenue from contracts with Customers. The Company recognizes revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to be entitled to receive in exchange for those products or services.

- Identification of the contract, or contracts, with a customer

- Identification of the performance obligations in the contract

- Determination of the transaction price

- Allocation of the transaction price to the performance obligations in the contract

- Recognition of revenue when (or as) we satisfy the performance obligation

Force Club Membership fee

Nature of operation

Our revenue generated from Force Club Membership arrangements accounted for substantially all of our revenues during the six months ended March 31, 2020. Generally, the Company grants Force Club members the rights to access the Company’s educational content. There are two tiers of members, namely standard members and premium members.

The premium members are granted full access to the Company’s educational contents and the right to recruit prospect customers to become the Company’s members. Each premium member needs to purchase a premium pack, containing promotional materials aiding the recruiting process, from the Company. The standard members are granted limited access to the Company’s educational content.

Revenue from the premium pack is recognized at a point in time upon delivery. Revenue from the right to access the Company’s educational contents is recognized over a period of time ratably over the effective period.

The Company's chief operating decision make reviews results analyzed by customers and the analysis is only presented at the revenue level with no allocation of direct or indirect costs. The Company determines that it has only one operating segment. Consequently, the Company does not disaggregate revenue recognized from contracts with customers.

Contract asset and liability

Deferred income is recorded when consideration is received from a member prior to the goods were delivered or the access was granted. As of March 31, 2020 and September 30, 2019, the Company's deferred income was $1,240,173 and $3,267,399, respectively. During the six months ended March 31, 2020, the Company recognized $3,267,399 of deferred income in the opening balance.

The Company does not have any contract asset.

LEASES

In February 2016, the FASB issued ASU 2016-02, Leases (together with all amendments subsequently issued thereto, “ASC Topic 842”). Under ASC 842, lessees will be required to recognize all qualified operating leases at the commencement date including a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use (ROU) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

The standard was effective for the Company beginning October 1, 2019, with early adoption permitted. The Company adopted the standard on October 1, 2019 on a modified retrospective basis and will not restate comparable periods. The Company elected the package of practical expedients permitted under the transition guidance, which allows the Company to carry forward the historical lease classification, the assessment whether a contract is or contains a lease and initial direct costs for any leases that exist prior to adoption of the new standard. The Company also elected the practical expedient not to separate lease and non-lease components for certain classes of underlying assets and the short-term lease exemption for contracts with lease terms of 12 months or less. The Company recognizes lease expenses for such leases on a straight-line basis over the lease term. In addition, the Company elected the land easement transition practical expedient and did not reassess whether an existing or expired land easement is a lease or contains a lease if it has not historically been accounted for as a lease.

The initial lease liability is equal to the future fixed minimum lease payments discounted using the Company’s incremental borrowing rate, on a secured basis. The lease term includes option renewal periods and early termination payments when it is reasonably certain that the Company will exercise those rights. The initial measurement of the ROU asset is equal to the initial lease liability plus any initial direct costs and prepayments, less any lease incentives.

The primary impact of applying ASC Topic 842 is the initial recognition of approximately $652,000 of lease liabilities and corresponding right-of-use assets of approximately $696,000 on the Company’s consolidated balance sheet as of October 1, 2019, for leases classified as operating leases under ASC Topic 840, as well as enhanced disclosure of the Company’s leasing arrangements. There is no cumulative effect to retained earnings or other components of equity recognized as of October 1, 2019 and the adoption of this standard did not have a material impact on the presentation of the Company’s consolidated statement of operations and comprehensive income (loss) or consolidated statement of cash flows of the Company. The Company’s accounting treatment for its finance leases remains unchanged.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which eliminates the probable recognition threshold for credit impairments. The new guidance broadens the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually to include forecasted information, as well as past events and current conditions. There is no specified method for measuring expected credit losses, and an entity is allowed to apply methods that reasonably reflect its expectations of the credit loss estimate. ASU 2016-13 will be effective for the Company beginning on October 1, 2020. The Company is in the process of evaluating the impact of the adoption of this pronouncement on its consolidated financial statements.

On December 18, 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”) as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards. ASU 2019-12 removes certain exceptions from Topic 740, Income Taxes, including (i) the exception to the incremental approach for intra period tax allocation; (ii) the exception to accounting for basis differences when there are ownership changes in foreign investments; and (iii) the exception in interim period income tax accounting for year-to-date losses that exceed anticipated losses. ASU 2019-12 also simplifies GAAP in several other areas of Topic 740 such as (i) franchise taxes and other taxes partially based on income; (ii) transactions with a government that result in a step up in the tax basis of goodwill; (iii) separate financial statements of entities not subject to tax; and (iv) enacted changes in tax laws in interim periods. ASU 2019-12 is effective for public entities for annual reporting periods and interim periods within those years beginning after December 15, 2020, and early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2019-12 on its consolidated financial statements and related disclosures.

-FF6-

NOTE 3 - FAIR VALUE MEASUREMENT

FASB ASC 820, Fair Value Measurements and Disclosures, ("ASC 820") defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies into three levels:

Level 1:   Quoted prices in active markets for identical assets or liabilities.

Level 2:   Significant other inputs that are directly or indirectly observable in the marketplace.

Level 3:   Significant unobservable inputs which are supported by little or no market activity.

The following table presents information about the Company’s assets that are measured at fair value as of March 31, 2020 and September 30, 2019, and indicates the fair value hierarchy of the valuation.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Marketable Securities:
Publicly held equity securities
As of March 31, 2020	$766,617	-	-	766,617
As of September 30, 2019	$1,156,108	-	-	1,156,108

NOTE 4 - INCOME TAXES

For the six months ended March 31, 2020 and 2019, the Company had income tax credit in the amount of $154,259 and income tax expense in the amount of $153,082, respectively. Effective tax rate was 14.22% and (72.23%) for the six months ended March 31, 2020 and 2019, respectively.

Japan

The Company conducts its major businesses in Japan and e-Learning and e-Communications (“Japanese Subsidiaries”) are subject to tax in this jurisdiction. As a result of its business activities, Japanese Subsidiaries file tax returns that are subject to examination by the local tax authority.

Japanese Subsidiaries are subject to a number of income taxes, which, in aggregate, represent a statutory tax rate approximately as follows:

	Company’s assessable profit
For the period ended March 31,	Up to JPY 4 million	Up to JPY 8 million	Over JPY 8 million
2019	21.42%	23.20%	33.80%
2020	21.42%	23.20%	33.80%

Hong Kong

Force Holdings, a direct wholly owned subsidiary of the Company in Hong Kong, is engaged in investment holding. Hong Kong profits tax has been provided at the rate of 16.5% on the estimated assessable profit arising in Hong Kong.

No provision for the Hong Kong profits tax has been made as Force Holdings has not generated any estimated assessable profits in Hong Kong from its inception.

United States

Exceed World, Inc., which acts as a holding company on a non-consolidated basis, does not plan to engage any business activities and current or future loss will be fully allowed. For the six months ended March 31, 2020 and 2019, respectively, Exceed World, Inc., as a holding company registered in the state of Delaware, has incurred net loss and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry forward has been fully reserved.

NOTE 5 - RELATED-PARTY TRANSACTIONS

As of March 31, 2020 and September 30, 2019, the Company’s due to related parties and directors are as follows:

	March 31, 2020	September 30, 2019
Due to director
Tomoo Yoshida, CEO, CFO, sole director and a shareholder of the Company	$741,157	$741,133
Total due to director	$741,157	$741,133

Due to related parties
Keiichi Koga, a shareholder of the Company and a director of certain subsidiaries of the Company	$47,635	$47,635
Force Internationale, the Company’s majority shareholder. Tomoo Yoshida is a director of Force Internationale	656,305	633,578
School TV Co., Ltd., a wholly-owned subsidiary of Force Internationale	133,620	132,940
Total due to related parties	$837,560	$814,153

The payable balances are unsecured, due on demand, and bear no interest. From time to time, these related parties have advanced to the Company or paid expenses on behalf of the Company, and the Company has also made repayments.

Tomoo Yoshida provided guarantee for the Company’s office leases during the six months ended March 31, 2020 and 2019.

Due from related party

As of March 31, 2020 and September 30, 2019, the Company had a long-term loan of $233,315 and $232,128, respectively, due from School TV. The loan is unsecured, bears a 1% per annum interest, and is due on May 24, 2023.

As of March 31, 2020 and September 30, 2019, the Company had a short-term loan of $92,997 and $92,524, respectively, due from School TV included in due from related party. The loan is unsecured, due on demand, and bears a 1% interest per annum.

NOTE 6 – SHORT-TERM LOAN RECEIVABLE

On November 15, 2019, the Company entered into a loan agreement to lend JPY30,000,000 (approximately $276,000) to a third party, CAI Media Co., Ltd (“CAI”). The loan is secured by common shares of CAI, bears an annual interest rate of 2% and matures on May 14, 2020. The loan principal and interests were collected in full by the Company on May 12, 2020.

NOTE 7 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	March 31, 2020	September 30, 2019
Building	$245,087	$243,840
Leasehold improvement	57,509	57,217
Equipment	1,079,341	1,086,546
Vehicles	64,285	68,930
	1,446,222	1,456,533

Accumulated depreciation	(702,840)	(664,081)

Total net book value	$743,382	$792,452

The aggregate depreciation expense of property, plant and equipment was $55,069 and $35,540 for the six months ended March 31, 2020 and 2019, respectively.

NOTE 8 – SOFTWARE

The book value of the Company’s software as of March 31, 2020 and September 30, 2019 was as follows:

	March 31, 2020	September 30, 2019
Software	$3,937,960	$3,917,921
Accumulated amortization	(3,218,173)	(2,866,523)
	719,787	1,051,398

The aggregate amortization expense related to the software was $332,932 and $483,875 for the six months ended March 31, 2020 and 2019, respectively, included in cost of revenues.

NOTE 9 – COMMITMENTS

As of March 31, 2020, the Company has three finance leases of equipment and vehicle with a gross value of $86,686 and $64,285, respectively, included in property, plant and equipment. The Company also leases its offices under operating lease and short-term lease. The estimated effect of lease renewal and termination options, as applicable, was included in the consolidated financial statements in current period.

The components of lease expense were as follows:

For the six months ended March 31,
2020

Operating lease cost	$251,153
Short term lease cost	1,757
Finance lease cost:
Amortization of right-of-use asset	14,915
Interest on lease liability	1,081
Total finance lease cost	15,996
Total lease cost	$268,906

The following table presents the Company’s supplemental information related operating and finance leases:

For the six months ended March 31,
2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance lease	$1,081
Operating cash flows from operating lease	$247,294
Financing cash flows from finance lease	$20,362

Weighted Average Remaining Lease Term
Operating leases	1.57 years
Finance leases	3.35 years
Weighted Average Discount Rate
Operating leases	1.84%
Finance leases	1.87%

The future maturity of lease liabilities as of March 31, 2020 are as follows:

Year ending September 30	Finance lease	Operating lease
2020 (remaining)	$14,102	$184,906
2021	28,204	162,997
2022	40,445	68,625
2023	18,201	-
2024	10,618	-
Thereafter	-	-
Total	$111,570	$416,528
Less imputed interest	(3,881)	(6,089)
Total lease obligation	107,689	410,439
Less current portion	(26,388)	(302,836)
Non-current lease obligation	$81,301	$107,603

NOTE 10 - CONTINGENCIES

The Company is subject to various claims and legal proceedings in the course of conducting the business related to Force Club Membership and, from time to time, the Company may become involved in additional claims and lawsuits incidental to the businesses. The Company’s legal counsel and the management routinely assess the likelihood of adverse judgments and outcomes to these matters, as well as ranges of probable losses; to the extent losses are reasonably estimable. Accruals are recorded for these matters to the extent that management concludes a loss is probable and the financial impact, should an adverse outcome occur, is reasonable estimable.

In the opinion of management, appropriate and adequate accruals for legal matters have been made, and management believes that the probability of a material loss beyond the amounts accrued is remote. Nevertheless, the Company cannot predict the impact of future developments affecting our pending or future claims and lawsuits. The Company expenses legal costs as incurred, and all recorded legal liabilities are adjusted as required as better information becomes available to the Company. The factors the Company considers when recording an accrual for contingencies include, among others: (i) the opinions and views of the Company’s legal counsel; (ii) the Company’s previous experience; and (iii) the decision of our management as to how we intend to respond to the complaints.

For the six months ended March 31, 2020, the Company has settled one case related to the cancellation of contracts with the amount of approximately JPY2.7 million (approximately $25,000), which has already been recorded in the net loss for the year ended September 30, 2019. As of June 25, 2020, the filling date of this 10-Q report, the Company had 26 pending legal cases, claiming a damage of approximately JPY177.8 million (approximately $1.7 million) under the same nature. Our legal counsel estimated a probable settlement of 25 of these cases with total settlement amount of approximately JPY49.0 million (approximately $456,000). The Company was unable to estimate the likelihood of the loss of one pending legal case with original claim of approximately JPY25.1million (approximately $231,000). The Company has contingency liability in the amount of $455,789 and $409,428 as of March 31, 2020 and September 30, 2019, respectively. The change in the estimate was recorded in earnings during the six months ended March 31, 2020.

-FF7-

 INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs (assuming all shares are sold) of this offering are as follows:

SEC Registration Fee	$35.05
Auditor Fees and Expenses	$12,000.00
Legal Fees	$2,000.00
Consulting Fees	$13,000.00
Transfer Agent Fees	$40,000.00
TOTAL	$67,035.05

(1) All amounts are estimates, other than the SEC’s registration fee.

INDEMNIFICATION OF OFFICER(S) AND DIRECTOR(S)

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of the Certificate of Incorporation of Exceed World, Inc. (“we”, “us” or “our company”) provides for indemnification of officers, directors and other employees of Exceed World, Inc. to the fullest extent permitted by Delaware Law. Article VII of the Certificate of Incorporation provides that directors shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to our company or our stockholders, (ii) acts and omissions that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Delaware Law and our Certificate of Incorporation, allow us to indemnify our officers and Directors from certain liabilities and our Bylaws, as amended (“Bylaws”), state that we shall indemnify every (i) present or former Director, advisory Director or officer of us and (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise. (each an “Indemnitee”).

Our Bylaws provide that the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with which action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Except as provided above, our Certificate of Incorporation provides that a Director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Law. Neither any amendment to or repeal of this Article 7, nor the adoption of any provision hereof inconsistent with this Article 7, shall adversely affect any right or protection of any director of the Corporation existing at the time of, or increase the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to or at the time of such amendment.

Neither our Bylaws, nor our Certificate of Incorporation include any specific indemnification provisions for our officer or Directors against liability under the Securities Act of 1933, as amended. Additionally, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On September 26, 2018, the Company entered into a Share Purchase Agreement with Force Internationale, to acquire 100% of Force Holdings and 100% direct owner of e-Learning. In consideration of this agreement, the Company issued 12,700,000 common shares to Force Internationale.

EXHIBITS TO REGISTRATION STATEMENT

Exhibit No.	Description
2.1	Share Purchase Agreement dated September 26, 2018 by and among Force Internationale and e-Learning. (4)
2.2	Share Purchase Agreement dated September 26, 2018 by and among Force Internationale and Exceed World. (4)
2.3	Contribution Agreement dated December 6, 2018 by and among Force Internationale and Exceed World. (6)
3.1	Certificate of Incorporation of the Company (1)
3.2	Bylaws of the Company (1)
3.3	Amendment to the Articles of Incorporation of the Company (2)
3.4	Amendment to the Articles of Incorporation of the Company (3)
3.5	Articles of Association of Force Holdings. (4)
3.6	Articles of Incorporation of e-Learning. (4)
5.1	Legal Opinion Letter (5)
23.1	Consent of Independent Accounting Firm “MaloneBailey, LLP” (5)
23.2	Consent of Independent Accounting Firm “Lo and Kwong C.P.A. & Co.” (5)

(1)	Filed as an exhibit to the Company's Registration Statement on Form 10-12G as filed with the SEC on February 19, 2015, and incorporated herein by this reference.
(2)	Filed as an exhibit to the Company's Current Report on Form 8-K as filed with the SEC on January 12, 2016, and incorporated herein by this reference.
(3)	Filed as an exhibit to the Company's Current Report on Form 8-K as filed with the SEC on November 1, 2016, and incorporated herein by this reference.
(4)	Filed as an exhibit to the Company's Form 8-K, as filed with the SEC on October 2, 2018, and incorporated herein by this reference.
(5)	Filed herewith.
(6)	Filed as an exhibit to the Company’s Form 8-K, as filed with the SEC on December 12, 2018, and incorporated herein by this reference.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 383(b) (§230.383(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 383(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 383;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Osaka, Japan, on July , 2020.

EXCEED WORLD, INC.

By: /s/ Tomoo Yoshida
Name: Tomoo Yoshida
Title: Chief Executive Officer Date: June 30, 2020

Signature	Title	Date

/s/ Tomoo Yoshida	Chief Executive Officer, President, Secretary and Director	June 30, 2020
Tomoo Yoshida

/s/ Tomoo Yoshida	Treasurer, Chief Financial Officer	June 30, 2020
Tomoo Yoshida

/s/ Tomoo Yoshida	Principal Accounting Officer	June 30, 2020
Tomoo Yoshida